As filed with the Securities and Exchange Commission on February 2, 2004

Registration Nos. 333-111064, 333-111064-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WYNN RESORTS, LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Nevada	46-0484987
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 733-4444

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

and Other Registrant

(See Table of Other Registrants Listed Below)

Ronald J. Kramer

Wynn Resorts, Limited

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 733-4444

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, Of Agent For Service)

With Copies To:

Marc H. Rubinstein	Jerome L. Coben
Wynn Resorts, Limited	Skadden, Arps, Slate, Meagher & Flom LLP
3145 Las Vegas Boulevard South	300 South Grand Avenue, Suite 3400
Las Vegas, Nevada 89109	Los Angeles, California 90071
(702) 733-4444	(213) 687-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

6% Convertible Subordinated Debentures due 2015	$250,000,000(1)	100	%(2)	$250,000,000(2)	$20,225(3)

Subsidiary Guarantee of 6% Convertible Subordinated Debentures due 2015	$250,000,000				(4)

Parent Guarantee of Subsidiary Guarantee of 6% Convertible Subordinated Debentures due 2015	$250,000,000				(4)

Common Stock, par value $.01 per share	10,869,550 shares(5)	—		—	(6)

(1)	Represents the $200,000,000 aggregate principal amount at maturity of the debentures issued July 7, 2003 and the additional $50,000,000 aggregate principal amount at maturity of debentures issued on July 30, 2003 pursuant to the full exercise of an option granted to the initial purchasers of the debentures.
(2)	Equals the aggregate principal amount of the debentures being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.
(4)	Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.
(5)	Represents the number of shares of common stock initially issuable upon conversion of the debentures. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the debentures as a result of the anti-dilution provisions contained therein.
(6)	No separate consideration will be received for the shares of common stock issuable upon conversion of the debentures, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF OTHER REGISTRANTS

Exact Name of Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification No.

Wynn Resorts Funding, LLC	Nevada	57-1175569

*	The address and telephone number of the principal executive offices of Wynn Resorts Funding, LLC are the same as those of Wynn Resorts, Limited.

PROSPECTUS

Wynn Resorts, Limited

$250,000,000

6% Convertible Subordinated Debentures due 2015 and

Shares of Common Stock Issuable Upon Conversion of the Debentures

On July 7, 2003, Wynn Resorts, Limited consummated a private offering of $200 million aggregate principal amount of its 6% Convertible Subordinated Debentures due 2015. Subsequently, on July 30, 2003, Wynn Resorts, Limited completed the sale of an additional $50 million aggregate principal amount of the debentures as a result of the full exercise of an option granted to the initial purchasers. Selling securityholders will use this prospectus to resell the debentures, the guarantees associated with the debentures and the shares of our common stock issuable upon conversion of the debentures.

The debentures bear interest at a rate of 6% per annum. We will pay interest on the debentures on July 15 and January 15 of each year, beginning on January 15, 2004. The debentures mature on July 15, 2015. We may not redeem the debentures prior to July 20, 2007. The debentures have been issued only in denominations of $1,000 and any integral multiple thereof. Holders may require us to repurchase the debentures for cash upon a change of control.

After the original issuance of the debentures, we contributed a portion of the proceeds from the sale of the debentures to our wholly owned subsidiary, Wynn Resorts Funding, LLC (the “Guarantor”), which purchased and pledged as security for the debentures, U.S. government securities in an amount sufficient to pay scheduled interest payments on the debentures up to and including July 15, 2006. We also pledged the membership interests of the Guarantor to secure our obligations under the indenture governing the debentures. Other than these pledges of U.S. government securities and membership interests of the Guarantor, the debentures are our subordinated unsecured obligations and are junior in right of payment to all existing and future senior debt of Wynn Resorts. At September 30, 2003, Wynn Resorts had $1.56 billion of senior indebtedness outstanding, including $1 billion available for borrowing under our credit facilities and $150.5 million available for borrowing under our FF&E facility.

The debentures are convertible at any time before the maturity date into shares of our common stock at an initial conversion price of $23.00 per share. The conversion price is subject to certain adjustments upon the occurrence of specified events. The initial conversion price is equivalent to a conversion rate of approximately 43.4782 shares per $1,000 principal amount of debentures. Our common stock is quoted on The Nasdaq National Market under the symbol “WYNN.” The last reported bid price of our common stock on January 30, 2003 was $29.53 per share.

Investing in the debentures and our common stock issuable upon conversion of the debentures involves risks. See “ Risk Factors” beginning on page 8.

We will not receive any of the proceeds from the sale of the debentures or the shares of common stock by the selling securityholders. The debentures and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board, nor any other gaming authority has passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement or the investment merits of the debentures offered hereby or the shares of our common stock issuable upon conversion of the debentures. Any representation to the contrary is unlawful.

The date of this prospectus is February 2, 2004.

Unless the context otherwise requires, all references in this prospectus to “Wynn Resorts,” “the Company,” “we,” “us” or “our,” or similar terms, refer to Wynn Resorts, Limited and its consolidated subsidiaries, or, with respect to periods prior to September 24, 2002, to Valvino Lamore, LLC and its consolidated subsidiaries, as the predecessor company of Wynn Resorts, all references to “Wynn Las Vegas entities” refer to our wholly owned subsidiaries, Valvino Lamore, LLC, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. and their consolidated subsidiaries (other than Desert Inn Improvement Co. and Wynn Completion Guarantor, LLC), and all references to the “Wynn Macau Companies” refer to Wynn Resorts (Macau), S.A. and each of its direct and indirect parent companies (other than Wynn Resorts).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Wynn Resorts’ filings with the SEC are also available to the public from the SEC’s internet site at http://www.sec.gov.

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information contained or incorporated by reference in this prospectus.

We are incorporating by reference in this prospectus the following documents filed with the SEC:

•	our current reports on Form 8-K, filed on June 5, 2003, June 13, 2003, June 20, 2003, June 26, 2003, July 8, 2003 and July 30, 2003;

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•	our periodic reports on Form 10-Q for the quarterly periods ended March 31, 2003; June 30, 2003; and September 30, 2003;

•	our definitive proxy statement filed on April 21, 2003;

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003, and on Form 10-K/A for the fiscal year ended December 31, 2002, filed on May 15, 2003;

•	the description of our common stock set forth in our Registration Statement on Form 8-A, filed on October 7, 2003 (File No. 000-50028); and

•	all other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering of the securities hereunder (other than current reports furnished under Item 9 or Item 12 of Form 8-K).

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any additional information. Any statement contained in this prospectus, or a document incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or telephonic request. Exhibits to SEC filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. Requests for such copies should be directed to the following:

Wynn Resorts, Limited

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 733-4444

Attention: Vice President-Investor Relations

Except as provided above, no other information, including information on our internet site (http://www.wynnresorts.com), is incorporated by reference in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, including, but not limited to, statements relating to our business strategy and development activities, including our opportunity in Macau, as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations), expectations concerning future operations, margins, profitability and competition.

Any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terminology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. These risks and uncertainties include, but are not limited to, those relating to:

•	competition in the casino/hotel and resorts industry;

•	completion of our Wynn Las Vegas casino resort on time and within budget;

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•	doing business in foreign locations such as Macau (including the risks associated with Macau’s new and largely untested gaming regulatory framework);

•	new development and construction activities of competitors;

•	our dependence on Stephen A. Wynn and existing management;

•	leverage and debt service (including sensitivity to fluctuations in interest rates);

•	levels of travel, leisure and casino spending;

•	general domestic or international economic conditions;

•	pending or future legal proceedings;

•	changes in federal or state tax laws or the administration of such laws;

•	changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions);

•	applications for licenses and approvals under applicable jurisdictional laws and regulations (including gaming laws and regulations);

•	the impact that an outbreak of an infectious diseases, such as severe acute respiratory syndrome, may have on the travel and leisure industry; and

•	the consequences of any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001.

Further information on potential factors that could affect our financial condition, results of operations and business are included in our filings with the SEC.

You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us. We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus.

INDUSTRY DATA

Industry data used throughout this prospectus are based on surveys and studies conducted by third parties and industry and general publications. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

FOREIGN CURRENCY TRANSLATIONS

Solely for the convenience of the reader, this prospectus contains translations of certain Macau pataca amounts into US dollars at specified rates. These translations should not be construed as representations that the Macau pataca amounts actually represent such US dollar amounts or could be converted into US dollars at the rates indicated or at all. Unless otherwise stated, the translations of Macau pataca into US dollars have been made at the rate of 7.72 Macau patacas to one U.S. dollar, the rate as reported on OANDA.com (http://www.oanda.com) on September 30, 2003. OANDA.com is an on-line currency converter operated by OANDA Corporation, a technology and financial services provider of foreign currency tools, data and transaction services. All references to “$” in this prospectus denote U.S. dollars.

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SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference herein and does not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the financial data and related notes and the “Risk Factors” section beginning on page 8 before making an investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus and in our financial statements and accompanying notes and the other information incorporated by reference herein.

Wynn Resorts, Limited

Wynn Resorts, Limited, a Nevada corporation, was formed in June 2002 and consummated its initial public offering in October 2002. Our efforts have been devoted principally to the design, development, financing and construction of a new resort casino/hotel project in Las Vegas currently named “Wynn Las Vegas” and the design and pre-construction efforts related to our anticipated casino/hotel project in Macau, made possible by our concession agreement with the government of Macau. In addition, on June 20, 2003, we entered into a strategic business alliance with Société des Bains de Mer et du Cercle des Etrangers à Monaco, a société anonyme Monegasque organized under the laws of the Principality of Monaco (“SBM”) that provides for, among other things, an exchange of management expertise and the development of cross-marketing initiatives between SBM and us. In connection with the strategic alliance, we sold 3,000,000 shares of our common stock to SBM in a privately negotiated, all cash transaction for $15.00 per share, representing approximately 3.6% of our outstanding common stock.

Wynn Las Vegas

We, through our wholly owned indirect subsidiary Wynn Las Vegas, LLC, are constructing and will own and operate Wynn Las Vegas, which we have designed to be the preeminent luxury hotel and destination casino resort in Las Vegas. Wynn Las Vegas is the concept of Stephen A. Wynn, one of Wynn Resorts’ principal stockholders and its Chairman of the Board and Chief Executive Officer. Mr. Wynn was previously Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated and its predecessor from 1973 to 2000. In that role, he was responsible for the development of Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and Beau Rivage in Biloxi, Mississippi.

Wynn Las Vegas will be located on Las Vegas Boulevard, also commonly known as the Las Vegas Strip or the Strip, on the site of the former Desert Inn Resort & Casino, at the northeast corner of the intersection of the Strip and Sands Avenue, one-half block north of The Venetian and Treasure Island at The Mirage and across the Strip from the Fashion Show Mall. We expect Wynn Las Vegas to feature approximately 2,700 luxurious guest rooms, a casually elegant casino of approximately 111,000 square feet, 18 distinctive dining outlets, an exclusive on-site 18-hole championship golf course and a new water-based entertainment production.

We expect Wynn Las Vegas, including the new golf course construction, to cost approximately $2.4 billion to design, construct, develop, equip and open, including the cost of 212 acres of land, capitalized interest on indebtedness of the Wynn Las Vegas entities, pre-opening expenses and all financing fees. Ground-breaking for Wynn Las Vegas occurred on October 31, 2002, with an opening to the general public scheduled for April 2005. While the construction and development of Wynn Las Vegas is currently proceeding in accordance with the project’s budget and schedule, we cannot assure you that the construction, development and opening of Wynn Las Vegas will be completed by April 2005.

Although we have determined the overall scope and general design of Wynn Las Vegas, we will continue to evaluate the Wynn Las Vegas project design in relation to its construction schedule and budget and the demands of the Las Vegas tourism and gaming market. All of the features of Wynn Las Vegas described in this prospectus are based on our current plans for the project, and, therefore, the design of individual elements of Wynn Las Vegas may be refined from the descriptions contained herein. Project changes, however, will be limited in certain respects by agreements governing our existing indebtedness. We are also currently exploring the development of our additional parcel of approximately 20 acres fronting the Strip next to the Wynn Las Vegas site.

Wynn Macau

In June 2002, our 82.5% owned indirect subsidiary, Wynn Resorts (Macau), S.A. (“Wynn Macau, S.A.”), entered into a 20-year concession agreement with the government of Macau to construct and operate one or more casino gaming properties in the Macau Special Administrative Region of the People’s Republic of China (“Macau”). Macau is located in southeast China bordering the South China Sea, approximately 37 miles southwest of Hong Kong. Macau has been an established gaming market for at least 40 years and, according to the Innovation Group, a gaming research company, casinos in Macau reportedly generated approximately $2.8 billion in gaming revenues in 2002. Wynn Macau, S.A. currently is one of three concessionaires permitted to operate a casino gaming business in Macau.

We intend to invest additional capital in the Wynn Macau Companies as part of the financing of the Macau opportunity, in addition to the approximately $23.8 million we have already invested. We have additional capital available from a portion of the net proceeds we received from our initial public offering (including as a result of the exercise of the overallotment option in connection therewith) and the net proceeds of our original issuance of the debentures. The other minority investors in the Wynn Macau Companies are obligated, subject to certain limitations, to make additional capital contributions in proportion to their economic interests to fund the construction, development and other activities of the Wynn Macau Companies. Wynn Macau, S.A. has obtained the services of architects and designers, and has also begun preliminary discussions to arrange the additional financing that would be required to complete its first casino resort, but, at the present time, has not yet determined the amount of financing that will be required to complete the project. The Wynn Macau Companies’ first casino resort in Macau is referred to herein as “Wynn Macau.”

We will not begin construction or operation of Wynn Macau until a number of objectives and conditions are met. Those conditions include obtaining sufficient financing to commence construction of Wynn Macau and obtaining the ability to extend credit to gaming customers and enforce gaming debts in Macau (which are not currently permitted under Macau law). We believe legislative changes relating to credit extension and collection will be introduced in the first quarter of 2004. We are also seeking to obtain, prior to commencing operations, determinations from the Macau government with respect to certain tax treatment. However, we cannot assure you that any of the proposed legislative changes described in this paragraph will be introduced or, if introduced, will be enacted, that we will obtain the requested tax treatment determinations, or that we will be able to obtain sufficient financing for this project.

Company Information

We are a holding company, with no operations of our own, and our cash flow needs and ability to fund debt service obligations are primarily dependent on our subsidiaries. Our subsidiaries, other than the Guarantor, have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations. Our subsidiaries currently have no material operations or earnings, and the debt agreements of the Wynn Las Vegas entities contain significant restrictions on those entities’ ability to distribute funds to us. See “Risk Factors—Risks Related to the Securities—As a holding company, we will depend primarily on our subsidiaries to fund our debt service obligations under the debentures, and our subsidiaries may not provide us with sufficient funds to meet those obligations.”

Our principal executive offices are located at 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109, telephone (702) 733-4444. The address of our internet site is http://www.wynnresorts.com, which provides a hyperlink to a third party SEC filing website that posts filings we make with the SEC as soon as reasonably practicable, where such filings can be reviewed without charge.

THE OFFERING

The following is a brief summary of the terms of this offering. For a more complete description of the debentures, see “Description of the Debentures” in this prospectus.

Debentures	250,000,000 aggregate principal amount of 6% Convertible Subordinated Debentures due 2015.

Maturity of Debentures	July 15, 2015.

Interest	6% per annum on the principal amount, payable semiannually in arrears on July 15 and January 15 of each year, beginning January 15, 2004.

Conversion Rights

You will have the option to convert your debentures, in whole or in part, into shares of our common stock at any time prior to maturity, unless previously purchased by us in connection with a redemption or at your option upon a change of control, at the conversion price.

At the initial conversion price of $23.00, for each $1,000 of aggregate principal amount of debentures converted, we will deliver approximately 43.4782 shares of our common stock. Upon conversion, we may elect to deliver cash in lieu of shares of common stock or a combination of cash and shares of common stock. If we elect to deliver cash or a combination of cash and shares of common stock in lieu of cash upon conversion, we will give you notice of this intent within two business days of your election to convert. The amount of cash to be delivered in lieu of the common stock will be determined based on a three trading day average commencing on the third trading day after your election to convert.

The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events including, without limitation, if we make distributions or dividends prior to July 20, 2007 to all or substantially all of the holders of our common stock to the extent that such dividend or distribution is payable in cash.

Guarantee	The Guarantor has guaranteed the debentures on a senior secured basis (the “subsidiary guarantee”). The Guarantor is a limited liability company formed in connection with the original issuance of the debentures that has no business or assets other than the securities deposited as contemplated under the caption “Description of the Debentures—Security.” Wynn Resorts, as the parent company of the Guarantor, has also unconditionally guaranteed (the “parent guarantee,” and together with the subsidiary guarantee, the “Guarantee”), on an unsecured subordinated basis, the obligations of the Guarantor under the subsidiary guarantee, as and when due, regardless of the right of setoff or counterclaim that the Guarantor may have or assert other than the defense of payment. The parent guarantee does not in any way increase or add to the obligations that we owe under the debentures and the subsidiary guarantee. The indenture governing the debentures provides that the Guarantee will be released at such time as the security for the Guarantor’s obligation is terminated. See “Description of Debentures—Guarantee.”

Security	Wynn Resorts contributed approximately $44.0 million of the net proceeds from the sale of the debentures to the Guarantor, which purchased U.S. government securities that we expect will be sufficient upon receipt of scheduled principal and interest payments thereon to provide for the payment in full of the scheduled interest payments on the debentures up to and including July 15, 2006 when due. See “Description of the Debentures—Security.” The Guarantor has pledged such U.S. government securities as security for its guarantee for the exclusive benefit of the holders of the debentures (and not for the benefit of any of our other creditors). We have pledged the membership interests of the Guarantor for the benefit of the holders of the debentures (and not for the benefit of any of our other creditors) to secure our obligations under the indenture governing the debentures. We were responsible for determining the sufficiency of the U.S. government securities pledged as described above. The debentures are not otherwise secured.

Ranking	Your right to payment under these debentures is our general subordinated unsecured (except as set forth in “Description of the Debentures—Security”) obligation and will rank:

	•	junior in right of payment to all of the existing and future senior indebtedness of Wynn Resorts, including its guarantees of $1.56 billion principal amount of secured indebtedness of the Wynn Las Vegas entities;

	•	equally with any existing and future subordinated indebtedness; and

	•	effectively subordinated to any existing and future indebtedness and liabilities of our subsidiaries.

At September 30, 2003, we had approximately $1.81 billion of indebtedness outstanding, of which $1.56 billion would have been senior indebtedness, including $1 billion available for borrowing under our credit facilities and $150.5 million available for borrowing under our FF&E facility. Other than the Guarantee, at the parent level, we do not currently have any secured indebtedness. See “Capitalization.”

Sinking Fund	None.

Redemption of Debentures at Our Option

We may redeem all or a portion of the debentures at any time on or after July 20, 2007 at the redemption prices set forth in this prospectus under the caption, “Description of the Debentures—Optional Redemption.” Holders may convert their debentures after they are called for redemption at any time prior to the close of business on the redemption date. In the event that a holder elects to convert debentures in connection with the redemption, the notice of redemption will inform the holder of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock. See “Description of the Debentures—Optional Redemption.”

Gaming Redemption	The debentures are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in Nevada or other jurisdictions. See “Description of the Debentures—Mandatory Disposition Pursuant to Gaming Laws.”

Nevada Regulatory Requirement	The registration of the debentures, the Guarantee and the common stock issuable upon conversion of the debentures pursuant to this registration statement qualifies as a public offering under Nevada law and requires us to make an application or obtain a ruling from the Nevada State Gaming Control Board Chairman. The Nevada State Gaming Control Board Chairman has issued an administrative ruling that it was not necessary for us to submit an application for prior approval of the registration of the debentures, the Guarantee and shares of our common stock.

Change of Control

Upon a change of control (as defined in the indenture governing the debentures) of Wynn Resorts occurring at any time, each holder may require us to purchase all or a portion of such holder’s debentures for cash at a price equal to 100% of the issue price of the debentures to be purchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of the Debentures—Purchase of Debentures at the Option of Holders upon a Change of Control.”

A “change of control” includes, among other things, the occurrence of any event that constitutes a “change of control” pursuant to (i) the indenture governing our subsidiaries’ 12% second mortgage notes due 2010, (ii) our subsidiaries’ credit facilities effective October 30, 2002 for construction financing and working capital for Wynn Las Vegas and (iii) our subsidiaries’ FF&E facility to provide financing and refinancing for furniture, fixtures and equipment to be used at Wynn Las Vegas, each as may be amended from time to time, and the occurrence of any event that constitutes a “change of control” or similar term pursuant to any agreement to refinance any such indebtedness and any other indebtedness with a principal amount in excess of $100 million.

Use of Proceeds	We will not receive any of the proceeds upon the resale of the debentures or the common stock by any selling securityholder.

DTC Eligibility	The debentures were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of DTC in New York, New York. Beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Debentures—Book-Entry System.”

Trading	We do not intend to list the debentures on any national securities exchange. The debentures initially sold to qualified institutional buyers are eligible for trading in the PORTAL market. However, the debentures resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market. There may not be an active or liquid market for the debentures.

Trading Symbol for Our Common Stock	Our common stock is listed on the Nasdaq National Market under the symbol “WYNN.”

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the debentures.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of the debentures and our common stock could decline substantially.

Risks Relating to Our Business

Risks Associated with Our Construction of Wynn Las Vegas

There are significant conditions to the funding of the remaining components of the financing for Wynn Las Vegas.

We have credit facilities that provide for borrowings up to $1 billion and a furniture, fixtures and equipment, or FF&E, facility that provides for additional loans up to $188.5 million, which may be increased to $198.5 million with the FF&E lenders’ approval if we purchase a replacement corporate aircraft. In addition, we have outstanding $370 million aggregate principal amount of the 12% second mortgage notes due 2010, which we refer to herein as the second mortgage notes.

Wynn Resorts contributed $386.4 million of the net proceeds of its initial public offering and Valvino contributed all of its existing cash on hand to the Wynn Las Vegas entities. We have entered into a master disbursement agreement, which we refer to herein as the disbursement agreement, with the agents under the credit facilities and the FF&E facility and the trustee of the second mortgage notes. Under the disbursement agreement, we are required to first use equity proceeds and the cash on hand that Wynn Resorts and Valvino contributed to the Wynn Las Vegas entities, other than the funds contributed to the completion guarantor and held in the liquidity reserve account, to fund the development, construction and pre-opening costs of Wynn Las Vegas. When those funds were depleted in November 2003 we were permitted to begin using the proceeds of the second mortgage notes. We will not be permitted to borrow under the credit facilities or the FF&E facility until we have used all of the proceeds of the second mortgage notes in accordance with the disbursement agreement, which is expected to be during the second quarter of 2004. See “Description of Certain Indebtedness—Disbursement Agreement.”

Our ability to obtain, from time to time, a disbursement of the proceeds of the second mortgage notes or borrow under the credit facilities and the FF&E facility is subject to various conditions precedent. As such, a substantial portion of our funds will have been spent before we know whether the conditions to disbursement of funds under our debt facilities will have been satisfied. In addition to other customary conditions to funding for these types of facilities, our ability to obtain a disbursement of the funds under our debt facilities is subject to the following conditions:

•	we, Marnell Corrao Associates, Inc. (the general contractor for Wynn Las Vegas, which we refer to herein as Marnell Corrao), the lenders’ independent construction consultant and certain other third parties must certify as to various matters regarding the progress of construction, as to the conformity of the portions of the project then completed with the plans and specifications, and that Wynn Las Vegas will be completed by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted extensions due to force majeure events;

•	we and our principal stockholders must maintain in full force and effect the existing arrangements among our stockholders to facilitate obtaining the gaming license for Wynn Las Vegas in the event that one of our major stockholders is unable to qualify for such license;

•	the construction of Wynn Las Vegas must be “in balance,” meaning that the undisbursed portions of the proceeds of the second mortgage notes, the credit facilities and the FF&E facility, together with certain other funds available to us, must equal or exceed the remaining costs to complete Wynn Las Vegas’ construction plus a required contingency; and

•	the general contractor must have entered into subcontracts in respect of specified percentages of the total construction cost of Wynn Las Vegas to be managed by the general contractor, and we must have executed guaranteed maximum price contracts in respect of specified percentages of the total cost of a portion of the construction costs of Wynn Las Vegas, which percentages are set forth in the disbursement agreement.

We cannot assure you that we will be able to satisfy the conditions to funding at the time disbursements or drawdowns are required to make payments of our construction costs. Satisfaction of various conditions is subject to the discretion of the lenders under the credit facilities and their consultants and is therefore beyond our control.

Any failure to satisfy the conditions to the release of the proceeds of the second mortgage notes or drawdowns under the credit facilities or the FF&E facility could severely impact our ability to complete Wynn Las Vegas and could arise before or after some or all of the proceeds of our initial public offering intended for the development and construction of Wynn Las Vegas have been expended on the project. We may not have access to alternative sources of funds necessary to complete Wynn Las Vegas on satisfactory terms or at all. In addition, if we seek additional equity capital as a funding alternative in the future, the interests of our stockholders could be diluted.

The development costs of Wynn Las Vegas are estimates only, and actual development costs may be higher than expected.

Not all of the plans and specifications for Wynn Las Vegas have been finalized. We expect the total development cost of Wynn Las Vegas to be approximately $2.4 billion, including the budgeted design and construction costs, cost of the land, capitalized interest on indebtedness of the Wynn Las Vegas entities, pre-opening expenses and all financing fees. The required cash interest payments and commitment fees on the credit facilities, the FF&E facility, second mortgage notes and any of the other indebtedness and obligations of the Wynn Las Vegas entities that will become due through the estimated commencement date of operations of Wynn Las Vegas have been included in our estimate of the total development cost.

The overall budget for the development costs for Wynn Las Vegas are based on estimates, and the actual development costs may be higher than expected. Although we have a $37.2 million owners’ contingency (which is included in our $1.4 billion design and construction budget) and a $50 million completion guarantee and a $30 million liquidity reserve to cover cost overruns (neither of which is included in the estimated $2.4 billion total development cost), these contingencies may not be sufficient to cover the full amount of such overruns. Moreover, the disbursement agreement imposes conditions on the use of these contingencies, including that the completion guarantee and the liquidity reserve are only available to us incrementally once the project is halfway completed. If we are unable to use these contingencies or if these contingencies are not sufficient to cover these costs, we may not have the funds required to pay the excess costs. Our inability to pay development costs as they are incurred will negatively affect our ability to complete Wynn Las Vegas and thus may significantly impair our business operations and prospects.

Cost overruns could cause Wynn Las Vegas to be out of “balance” under the disbursement agreement and, consequently, prevent us from obtaining funds from the proceeds of the second mortgage notes or, after those funds are exhausted, to draw down under the credit facilities and the FF&E facility. If we cannot obtain these funds, we will not be able to open Wynn Las Vegas to the general public on schedule or at all, which would have a significant negative impact on our financial condition and results of operations.

Not all of the construction costs of Wynn Las Vegas are covered by our guaranteed maximum price construction contract, and we will be responsible for any cost overruns of these excluded items.

We have entered into a guaranteed maximum price construction contract with Marnell Corrao, covering approximately $928 million of the budgeted $1.4 billion design and construction costs for Wynn Las Vegas. We are responsible for cost overruns with respect to the remaining approximately $501 million of the $1.4 billion of budgeted components that are not part of the guaranteed maximum price contract. The guaranteed maximum price contract does not include items such as the costs of construction of the new golf course and the principal parking garage and approximately $292 million in interior design and related furniture, fixtures and equipment. While we may in the future enter into other agreements that may seek to limit our exposure to construction cost increases, the actual costs for these items may exceed budgeted costs.

The guaranteed maximum price under the Marnell Corrao construction contract may increase, and we would be responsible for the amount of any increase.

Although we have a $928 million guaranteed maximum price construction contract with Marnell Corrao, it provides that the guaranteed maximum price will be appropriately increased, and the deadline for the contractor’s obligation to complete construction will be appropriately adjusted, on account of, among other things:

•	changes in the architect-prepared design documents or deficiencies in the design documents;

•	changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;

•	changes in legal requirements;

•	natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and

•	delays caused by us, including delays in completing the drawings and specifications.

Although we have determined the overall scope and general design of Wynn Las Vegas, not all of the detailed plans and specifications have been finalized. Currently, final plans have been issued for approximately 90% of the project building areas under the $928 million Marnell Corrao construction contract. With respect to the construction components for which plans and specifications have not been finalized, the guaranteed maximum price is based on master concept plans and agreed-upon design and other premises and assumptions for the detailed plans to be created. Construction has commenced before completion of all drawings and specifications.

Inconsistencies between the completed drawings and specifications and the premises and assumptions on which the approximately $928 million guaranteed maximum price was based could, under certain circumstances, cause us to be responsible for costs in excess of the guaranteed maximum price. For example, if the initial drawings, when finalized, are inconsistent with the premises and assumptions, we will be responsible for the increase, if any, in the cost to construct the work covered by those drawings over the previously agreed upon amounts designated for such work in the guaranteed maximum price. Furthermore, the premises and assumptions may not be sufficiently specific to determine, as between the contractor and us, who is responsible for cost overruns in specific situations.

The liquidated damages provision in our guaranteed maximum price construction contract likely will not be sufficient to protect us against exposure to actual damages we may suffer for delay in completion of the project.

Under the construction contract with Marnell Corrao, the guaranteed date of substantial completion is April 28, 2005. The contract provides for liquidated damages in the amount of $300,000 per day to be imposed on

Marnell Corrao on a daily basis, up to a maximum amount of $9 million, if all work required by the construction contract is not substantially completed by the deadline, following a five-day grace period and subject to force majeure and other permitted extensions. We cannot assure you that construction will be completed on schedule and, if completion of the construction were delayed beyond the grace period, our actual damages would likely exceed $300,000 per day.

In addition, if the contractor defaults under the construction contract, we may be unable to complete Wynn Las Vegas on schedule or within the amount budgeted. Failure to complete construction on schedule may have a significant negative impact on our operations and financial condition.

The financial resources of our contractor may be insufficient to fund cost overruns or liquidated damages for which it is responsible under the guaranteed maximum price contract.

Under the terms of the construction contract with Marnell Corrao, Marnell Corrao is, subject to specific conditions and limitations, responsible for all construction costs covered by the construction contract that exceed the approximately $928 million guaranteed maximum price contained in the contract.

Austi, the parent company of the contractor, which is a private company controlled by the Anthony A. Marnell II family, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao’s full performance under the construction contract until final payment under that contract. In addition, Marnell Corrao has provided a $150 million contractor performance and payment bond.

We cannot assure you that Marnell Corrao and Austi will have sufficient financial resources to fund any cost overruns or liquidated damages for which Marnell Corrao is responsible under the guaranteed maximum price contract. Furthermore, neither Marnell Corrao nor Austi is contractually obligated to maintain its financial resources to cover cost overruns. If Marnell Corrao and Austi do not have the resources to meet their obligations, and we are unable to obtain funds under the performance and payment bond in a timely manner, or if the performance and payment bond is insufficient to cover any shortfall, we may need to pay these excess costs in order to complete construction of Wynn Las Vegas.

Certain provisions in the construction contract with Marnell Corrao for construction of Wynn Las Vegas may be unenforceable.

Certain Nevada statutes have substantially impaired, and in some cases eliminated, an owner’s ability to withhold funds from a contractor or subcontractor, even when there may be defective work or a dispute about amounts owed. These laws also limit an owner’s ability to terminate, suspend or interrupt the construction, and in several circumstances, entitle the contractor and subcontractor to payment of their full unearned fee, following a brief notice period, if the owner suspends, terminates or interrupts the construction or fails to make payment or withholds amounts claimed to be due. In addition, Nevada law permits contractors and subcontractors to terminate construction contracts upon very short notice periods if any payments are not timely made to the contractors. The construction contract with Marnell Corrao contains provisions that provide us with rights and protections that in some circumstances may be inconsistent with these new laws. While it appears that some of the new laws can be waived, others expressly prohibit waiver. The effect of these laws on the provisions of the construction contract is not completely clear. Therefore, while we have negotiated with Marnell Corrao for specific rights and obligations, including with respect to damages, termination and suspension of construction, those provisions of the construction contract may not be enforceable to the extent they conflict with non-waivable provisions of applicable laws. If the provisions of the construction contract are not enforceable, delays or suspensions in the work initiated by the owner or other events may expose us to increased costs. We cannot assure you that we will have sufficient funds to pay these increased costs.

There are significant risks associated with major construction projects that may prevent completion of Wynn Las Vegas on budget and on schedule.

Major construction projects of the scope and scale of Wynn Las Vegas entail significant risks, including:

•	shortages of materials or skilled labor;

•	unforeseen engineering, environmental and/or geological problems;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases; and

•	unavailability of construction equipment.

Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the design and features of Wynn Las Vegas.

We anticipate that only some of the subcontractors engaged by the contractor to perform work and/or supply materials in connection with the construction of Wynn Las Vegas will post bonds guaranteeing timely completion of that subcontractor’s work and payment for all of that subcontractor’s labor and materials. We cannot assure you that these bonds will be adequate to ensure completion of the work.

We cannot assure you that Wynn Las Vegas will commence operations on schedule or that construction costs for Wynn Las Vegas will not exceed budgeted amounts. Failure to complete Wynn Las Vegas on budget or on schedule may have a significant negative effect on us.

Concurrent development of Wynn Las Vegas and Wynn Macau may stretch management time and resources.

Since both Wynn Las Vegas and Wynn Macau are being developed concurrently, members of our senior management will be involved in planning and developing both projects. Developing Wynn Macau simultaneously with Wynn Las Vegas may divert management resources from the construction and/or opening of either project. Management’s inability to devote sufficient time and attention to either project may delay the construction or opening of either project. Any delay caused by such circumstances could have a negative effect on our business and operations.

Risks Related to Our Substantial Indebtedness

We are highly leveraged, future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing.

As we progress toward the completion of the construction of Wynn Las Vegas, we will have a substantial amount of consolidated debt in relation to our equity, which debt will increase during the construction period. As of September 30, 2003, we had $1.81 billion of debt outstanding, including $1 billion available for borrowing under our credit facilities and $150.5 million available for borrowing under our FF&E facility. We anticipate that, we will have total outstanding indebtedness of approximately $1.75 billion by the time Wynn Las Vegas is completed, not counting unborrowed amounts under our credit facilities and FF&E facility. For additional information about our indebtedness, see “Description of Certain Indebtedness.” Our substantial indebtedness could have important consequences. For example:

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If we do not complete construction of Wynn Las Vegas by the scheduled completion date (which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted exceptions due to force majeure events), fail to meet our payment obligations or otherwise default under the agreements governing our outstanding indebtedness, the lenders under our existing debt facilities and the trustee under the indenture governing the second mortgage notes, which we refer to herein as the second mortgage notes indenture, will have the right to accelerate such indebtedness and exercise other rights and remedies against us pursuant to the agreements governing such indebtedness. These rights and remedies include the rights to:

•	repossess and foreclose upon the assets that serve as collateral;

•	initiate judicial foreclosure against the Wynn Las Vegas entities;

•	petition a court to appoint a receiver for the Wynn Las Vegas entities or for substantially all of their assets; and

•	if they are insolvent, to initiate involuntary bankruptcy proceedings against the Wynn Las Vegas entities,

•	in each case, subject to procedural restraints and limitations applicable to secured creditors generally and also those imposed by applicable gaming laws, rules and regulations;

•	Once Wynn Las Vegas is operating, we will be required to use a substantial portion of the cash flow from the Wynn Las Vegas entities’ operations to service and amortize indebtedness incurred specifically for Wynn Las Vegas, which will reduce the available cash flow to fund working capital, capital expenditures and other general corporate purposes and distributions up to us at the parent level to fund our obligations, including obligations under the debentures;

•	We may have a limited ability to respond to changing business and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	We may have a limited ability to obtain additional financing, if needed, to fund Wynn Las Vegas’ and/or Wynn Macau’s design and construction costs, working capital requirements, capital expenditures, debt service, general corporate or other obligations;

•	Under the credit facilities and the FF&E facility, a substantial portion of the interest rates we pay will fluctuate with the current market rates. Accordingly, our interest expense, a portion of which is subject to interest rate protection as required by the credit facilities, will increase if market interest rates increase;

•	Our substantial indebtedness will increase our vulnerability to general adverse economic and industry conditions; and

•	We may be placed at a competitive disadvantage to our competitors who are not as highly leveraged.

Wynn Resorts is a guarantor of the indebtedness under the credit facilities, the FF&E facility and the second mortgage notes and, as a result, Wynn Resorts is obligated to make payments to the lenders and the holders of the second mortgage notes if the Wynn Las Vegas entities fail to satisfy their obligations under the credit facilities, the FF&E facility or the second mortgage notes. Under such circumstances, Wynn Resorts may not have sufficient funds to satisfy all of its obligations under the debentures.

As a holding company, we are primarily dependent upon the operations of our subsidiaries and their ability to make dividends or distributions to provide cash flow for our operations.

We are a holding company and our assets consist primarily of investments in our subsidiaries, including the Wynn Las Vegas entities and the Wynn Macau Companies. Our subsidiaries will conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. As a result, our cash flow will depend upon:

•	the cash flow of our subsidiaries; and

•	the ability of those subsidiaries to provide funds to us in the form of dividends, distributions, loans or otherwise.

The credit facilities, the FF&E facility and the second mortgage notes indenture significantly restrict the ability of the Wynn Las Vegas entities to make any dividends or distributions to us. In addition, we expect that any financing arrangements entered into by the Wynn Macau Companies, will contain similar restrictions. As a result of these restrictions, or for other reasons, cash flow generated by Wynn Macau may not be available to service the debt of the subsidiaries developing Wynn Las Vegas. Similarly, any cash flow generated by Wynn Las Vegas may not be available to service any debt of the subsidiaries developing Wynn Macau. See also “Price Range of Common Stock and Dividend Policy—Dividends.”

Although the Wynn Las Vegas entities will be permitted to distribute funds to us to cover certain corporate overhead, and, following completion of Wynn Las Vegas, will be permitted to pay limited management fees to us if they achieve certain financial ratios and there is not a default under the credit facilities or the second mortgage notes indenture, we do not expect to have any significant cash flow at the holding company level from the Wynn Las Vegas entities for a considerable period of time.

We may not generate sufficient cash flow to meet our substantial debt service and other obligations.

Before the opening of Wynn Las Vegas, which is expected to occur in April 2005, and the possible opening of Wynn Macau, we will have no material operations or earnings. Consequently, we will be dependent on the proceeds of our initial public offering, borrowings under the credit facilities and the FF&E facility, the proceeds of the second mortgage notes, the proceeds of the sale of our common stock to SBM and the proceeds of the original offering of the debentures to meet all of our construction, debt service and other obligations.

After Wynn Las Vegas opens, our ability to make interest payments under the credit facilities, the FF&E facility, the second mortgage notes and other indebtedness will depend on our ability to generate sufficient cash flow from operations. We cannot assure you that we will begin our Wynn Las Vegas operations by the scheduled opening date or at all, or that we will be able to generate sufficient cash flow to meet our expenses, including our debt service requirements. Our ability to generate cash flow will depend upon many factors, including:

•	our future operating performance;

•	the demand for services that we provide;

•	general economic conditions and economic conditions affecting locations in which we operate or the casino/hotel industry in particular;

•	our ability to hire and retain employees at a reasonable cost;

•	competition; and

•	legislative and regulatory factors affecting our operations and business.

Some of these factors are beyond our control. Our inability to meet our debt service obligations would have a material adverse effect on our operating results and financial condition.

Our subsidiaries’ indebtedness is secured by a substantial portion of their assets.

Subject to applicable laws, including gaming laws, and certain agreed upon exceptions, the credit facilities and the second mortgage notes are secured by liens on substantially all of the assets of the Wynn Las Vegas entities. We expect that the financing documents for the Macau opportunity will similarly involve the granting of security interests in substantially all of the assets of the Wynn Macau Companies.

In the event of a default by any of our subsidiaries under their financing documents, or if certain of our subsidiaries experience insolvency, liquidation, dissolution or reorganization, the holders of indebtedness under the credit facilities, the FF&E facility, the second mortgage notes indenture and any other secured debt instruments would first be entitled to payment from their collateral security, and only then would holders of our unsecured debt, including holders of the debentures (except as set forth in “Description of the Debentures—Security”), be entitled to payment from our remaining assets. Holders of our common stock would only be entitled to receive distributions from our remaining assets after the payment in full of holders of our debt.

The credit facilities, the FF&E facility and the second mortgage notes indenture contain covenants that restrict the ability of the Wynn Las Vegas entities to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

The credit facilities, the FF&E facility and the second mortgage notes indenture contain covenants that restrict the ability of the Wynn Las Vegas entities to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

The credit facilities, the FF&E facility and the second mortgage notes indenture impose operating and financial restrictions on the Wynn Las Vegas entities, including, among other things, limitations on the ability of the Wynn Las Vegas entities to:

•	pay dividends or distributions on their capital stock or repurchase their capital stock;

•	incur additional debt;

•	make investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	enter into sale-leaseback transactions;

•	engage in other businesses;

•	merge or consolidate with another company;

•	transfer and sell assets;

•	issue preferred stock;

•	create dividend and other payment restrictions affecting subsidiaries;

•	designate restricted and unrestricted subsidiaries; and

•	issue and sell equity interests in wholly owned subsidiaries.

The credit facilities also require the Wynn Las Vegas entities to satisfy various financial covenants, including maximum total leverage, minimum fixed charge coverage, minimum earnings before interest, tax, depreciation and amortization and minimum net worth requirements. Future indebtedness or other contracts could contain financial or other covenants more restrictive than those applicable to the credit facilities, the FF&E facility and the second mortgage notes.

The ability of the Wynn Las Vegas entities to comply with these provisions may be affected by general economic conditions, industry conditions, other events beyond their control and delayed completion of Wynn Las Vegas. As a result, we cannot assure you that the Wynn Las Vegas entities will be able to comply with these covenants. Failure by the Wynn Las Vegas entities to comply with the covenants contained in the credit facilities, the FF&E facility or the second mortgage notes indenture, including failure as a result of events beyond their control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition. If the Wynn Las Vegas entities fail to comply with a financial covenant or other restriction contained in the credit facilities, the FF&E facility, the second mortgage notes indenture or any future financing agreements, an event of default could occur, which could result in acceleration of all of the indebtedness of the Wynn Las Vegas entities as well as an acceleration of the debentures.

General Risks Associated with Our Business

We have no operating history.

We were formed principally to develop and operate Wynn Las Vegas and Wynn Macau. These are new developments with no history of operations. We cannot assure you that we will be able to attract a sufficient number of hotel guests, gaming customers and other visitors to Wynn Las Vegas or Wynn Macau to make their operations profitable, either in Las Vegas or Macau or as a whole.

Our operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have no operating history, it may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere in this prospectus than for a company with an established business and operating cash flow. If we are not able to manage these risks successfully, it could negatively impact our operations.

Until construction of Wynn Las Vegas is close to completion, we do not believe that we will require extensive operational management. Accordingly, we have kept and intend to keep our permanent management staff relatively small in number. We will be required to undertake a major recruiting program before Wynn Las Vegas opens. However, the pool of experienced gaming and other personnel is limited and competition to recruit and retain gaming and other personnel is likely to intensify as competition in the Las Vegas hotel casino market increases. We cannot assure you that we will be able to attract and retain a sufficient number of qualified individuals to operate Wynn Las Vegas on acceptable terms.

The loss of Stephen A. Wynn could significantly harm our business.

Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of Stephen A. Wynn, the Chairman of the Board and Chief Executive Officer and one of our principal stockholders. We have entered into an employment agreement with Mr. Wynn. However, we cannot assure you that Mr. Wynn will remain with us. If we lose the services of Mr. Wynn, or if he is unable to devote sufficient attention to our operations for any other reason, our business may be significantly impaired. In addition, if Mr. Wynn is no longer either employed by us as our Chief Executive Officer or serving as our Chairman of the Board, other than as a result of death or disability or other limited circumstances, it would constitute a change of control that requires us to repay the second mortgage notes and the debentures and would constitute an event of default under the credit facilities and the FF&E facility.

The casino, hotel, convention and other facilities at Wynn Las Vegas will face intense competition.

Las Vegas Casino/Hotel Competition. The casino/hotel industry is highly competitive. Resorts located on or near the Las Vegas Strip compete with other Las Vegas Strip hotels and with other hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment, theme and size. Wynn Las Vegas also will compete with a large number of other hotels and motels located in and near Las Vegas, as well as other resort destinations. Many of our competitors have established gaming operations, are subsidiaries or divisions of large public companies and may have greater financial and other resources than we do.

According to the Las Vegas Convention and Visitors Authority, there were approximately 95,922 hotel rooms on or around the Las Vegas Strip as of June, 2003. Competitors of Wynn Las Vegas will include resorts on the Las Vegas Strip, among which are Bally’s Las Vegas, Bellagio, Caesars Palace, Harrah’s Las Vegas Hotel and Casino, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Treasure Island at The Mirage and The Venetian, and resorts off the Las Vegas Strip, such as Las Vegas Hilton, The Palms Casino Resort and Rio All-Suite Hotel & Casino. The Venetian has completed an expansion consisting of an approximately 1,000-room hotel tower on top of the resort’s existing parking garage and approximately 150,000 square feet of additional meeting and conference space. In addition, Mandalay Bay Resort & Casino is constructing a 1,122-room, all-suite tower connected to the pre-existing hotel casino resort and recently completed a new convention, meeting and retail complex. In March 2003, Caesars Palace completed construction of an approximately 4,100-seat performing arts “Colosseum” and has recently announced plans to built a 949-room tower addition to Caesars Palace. Moreover, MGM Mirage has begun construction of an approximately 925-room “spa tower” addition to Bellagio, as well as an expansion of Bellagio’s spa and salon, meeting space and retail space, with an expected completion in December 2004. The Forum Shops at Caesars Palace has also begun a 175,000 square foot expansion project, which is scheduled to be completed in the Fall of 2004.

The construction and expansion of these properties during the time that Wynn Las Vegas is being constructed may affect the availability of construction labor and supplies, resulting in increased costs. We cannot assure you that the Las Vegas market will continue to grow or that hotel casino resorts will continue to be popular. A decline or leveling off of the growth or popularity of hotel casino resorts or the appeal of the features offered by Wynn Las Vegas would impair our financial condition and future results of operations.

Wynn Las Vegas will be different from many other Las Vegas resorts in that it will not focus on a highly themed experience. Instead, Wynn Las Vegas will offer an environment having a sophisticated, casually elegant ambience. Wynn Las Vegas’ environment may not appeal to customers. In addition, customer preferences and trends can change, often without warning, and we may not be able to predict or respond to changes in customer preferences in time to adapt Wynn Las Vegas and the attractions and amenities it offers to address new trends.

Other Competition for Wynn Las Vegas. Wynn Las Vegas also will compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, with riverboat gaming facilities in other states, with hotel/casino facilities elsewhere in the world, with state lotteries and with Internet gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands is growing and could become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas.

Because we may be entirely dependent upon a limited number of properties for all of our cash flow, we will be subject to greater risks than a gaming company with more operating properties.

We do not expect to have material assets or operations other than Wynn Las Vegas and Wynn Macau for the foreseeable future. As a result, we likely will be entirely dependent upon Wynn Las Vegas and Wynn Macau for all of our cash flow.

Given that our operations initially will only focus on one property in Las Vegas and one property in Macau, we will be subject to greater degrees of risk than a gaming company with more operating properties. The risks to which we will have a greater degree of exposure include the following:

•	local economic and competitive conditions;

•	inaccessibility due to inclement weather, road construction or closure of primary access routes;

•	changes in local and state governmental laws and regulations, including gaming laws and regulations;

•	natural and other disasters;

•	an increase in the cost of electrical power for Wynn Las Vegas as a result of, among other things, power shortages in California or other western states with which Nevada shares a single regional power grid;

•	a decline in the number of visitors to Las Vegas or Macau; and

•	a decrease in gaming and non-gaming activities at Wynn Las Vegas or Wynn Macau.

Any of the factors outlined above could negatively affect our subsidiaries’ ability to generate sufficient cash flow to make payments on the debentures pursuant to the indenture, on the second mortgage notes pursuant to the second mortgage notes indenture, on borrowings under the credit facilities or the FF&E facility or with respect to our subsidiaries’ other debt.

Terrorism and the uncertainty of military conflicts, as well as other factors affecting discretionary consumer spending, may harm our operating results.

The strength and profitability of our business will depend on consumer demand for hotel casino resorts in general and for the type of luxury amenities Wynn Las Vegas will offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, other terrorist activities in the United States and elsewhere, military conflicts in the Middle East and the outbreak of SARS have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which these events and conditions may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations. In particular, because we expect that our business will rely heavily upon high-end customers, particularly international customers, factors resulting in a decreased propensity to travel internationally could have a negative impact on our operations.

In addition to terrorist activities, military conflicts and the outbreak of infectious diseases, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and lowered consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

Also, the terrorist attacks of September 11, 2001 have substantially affected the availability of insurance coverage for certain types of damages or occurrences. We do not have insurance coverage for occurrences of terrorist acts with respect to Wynn Las Vegas and any losses that could result from these acts, other than damages caused to the works of art from the personal art collection of Stephen A. and Elaine Wynn comprising The Wynn Collection. We currently expect to obtain this type of insurance coverage for Wynn Macau, but there can be no assurance that we will be able to secure appropriate coverages for an economically feasible cost. The lack of sufficient insurance for these types of acts could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.

Wynn Las Vegas and Wynn Macau will be subject to extensive state and local regulation, and licensing and gaming authorities have significant control over their operations, which could have a negative effect on our business.

The opening and operation of Wynn Las Vegas and Wynn Macau will be contingent upon our receipt and maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to open and operate a facility is extensive. Failure to obtain or maintain the necessary approvals could prevent or delay the completion or opening of all or part of the facility or otherwise affect the design and features of Wynn Las Vegas or Wynn Macau. We do not currently hold any state or local licenses and related approvals necessary to conduct our planned gaming operations in Nevada, and we cannot be certain that we will obtain at all, or on a timely basis, all required approvals and licenses. Failure to obtain or maintain any of the required gaming approvals and licenses could significantly impair our financial position and results of operations.

The Nevada Gaming Commission may, in its discretion, require the holder of any securities we issue, including our common stock and these debentures, to file applications, be investigated and be found suitable to own our securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of the State of Nevada.

In Macau, concessionaires are subject to ongoing suitability requirements in terms of background, business experience, associations and reputation, as are stockholders of 5% or more of the concessionaire’s equity securities, officers, directors and key employees. The government of Macau also evaluates concessionaires in terms of financial capability to sustain a gaming business in Macau. Failure to maintain the government’s requirements to own or operate a gaming concession could prevent Wynn Macau from opening or continuing to operate casinos in Macau.

Nevada regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming license could require us to make substantial expenditures or could otherwise negatively affect our gaming operations.

Our articles of incorporation provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, we may redeem shares of our capital stock that are owned or controlled by an unsuitable person or its affiliates. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established, by the applicable gaming authority and, if not, as we elect.

The Nevada Gaming Commission may require the disposition of shares of our common stock held by certain stockholders in a manner that may cause us to incur debt or disrupt our stock price.

Kazuo Okada is the owner of a controlling interest in Aruze Corp., the parent company of Aruze USA, Inc. Aruze USA owns approximately 30% of our common stock. Under the Nevada gaming regulations, any beneficial owner of more than 10% of Aruze Corp.’s voting securities must be licensed or found suitable in respect of Aruze USA’s ownership interest in our company, including Kazuo Okada and his son, Tomohiro Okada. Kazuo Okada is currently licensed by the Nevada Gaming Commission to own the shares of Universal Distributing of Nevada, Inc., which we refer to herein as Universal Distributing, a gaming machine manufacturer and distributor. Kazuo Okada and his son are seeking approval from the Nevada Gaming Commission in connection with the proposed transfer of Universal Distributing to Aruze Corp. In connection with this application, the Nevada State Gaming Control Board has raised certain concerns, including transactions which were then the subject of a pending tax case in Japan which involved Universal Distributing, Aruze Corp. and other related parties. The lower court in the Japanese tax case ruled in Aruze Corp.’s favor, which ruling was upheld on appeal.

Aruze Corp. has informed us that there are a number of other outstanding issues in the Nevada State Gaming Control Board’s investigation of the proposed transfer of Universal Distributing. These issues could result in the denial of the application. In addition, on January 22, 2003, the Missouri Gaming Commission denied the renewal of a supplier’s gaming license to Sigma Game, Inc., a slot machine manufacturer with which Kazuo Okada has financial ties and with respect to which Kazuo Okada is considered by that commission to be a “key person”, on the basis that Kazuo Okada and Aruze Corp. failed to complete key person application forms for licensing in the state of Missouri as requested. We have been further informed that the Missouri gaming applications were not filed by Kazuo Okada and Aruze Corp. on advice of their legal counsel. Subsequently, Sigma Game, Inc. obtained a Missouri state court preliminary injunction reinstating its supplier’s gaming license. Sigma Game Inc. and the staff of the Missouri Gaming Commission have agreed on a settlement which has resulted in Sigma Game Inc. retaining its supplier’s gaming license without requiring Kazuo Okada or Aruze Corp. to complete key person applications. The settlement has been approved by the Missouri Gaming Commission. No formal action of any kind has been taken by the Nevada State Gaming Control Board or the Nevada Gaming Commission in connection with any of these issues. If the Nevada State Gaming Control Board or the Nevada Gaming

Commission were to act adversely with respect to the pending proceeding involving Universal Distributing, that decision could adversely affect an application filed by Aruze USA, Aruze Corp., Kazuo Okada or Tomohiro Okada in respect of our company.

If any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA’s ownership of either Universal Distributing’s common stock or our common stock is denied by Nevada gaming authorities or requested to be withdrawn or, with respect to our common stock, is not filed within 90 days after the filing of our application, then, under certain circumstances, we have the right to require Stephen A. Wynn to purchase the shares of our common stock owned by Aruze USA or purchase the shares directly. In either circumstance, we and Mr. Wynn have the option to purchase the shares with a promissory note unless the Nevada Gaming Commission determines that Aruze USA is unsuitable to hold a note as described in more detail below. For more information about the buy-sell arrangement involving our stockholders and us, see “Description of Capital Stock—Buy-Out of Aruze USA Stock.” If we are required to purchase the shares held by Aruze USA, we may have to seek additional financing for such a purchase or issue a promissory note and therefore incur an indebtedness obligation to Aruze USA, which we are permitted to do under our articles of incorporation. Any such debt obligation on our balance sheet may negatively affect the price of our common stock.

Moreover, if the Nevada Gaming Commission were to determine that Aruze USA is unsuitable to hold a promissory note issued by Mr. Wynn or us, the Nevada Gaming Commission could order Aruze USA or its affiliate to dispose of its voting securities within a prescribed period of time that may not be sufficient to dispose of the securities in an orderly manner, which could have a negative effect on the price of our common stock.

If Aruze USA or its affiliate were unable to dispose of its voting securities within the prescribed period of time, or if we failed to pursue all lawful efforts to require Aruze USA or its affiliate to relinquish its voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value, the Nevada Gaming Commission could determine that we were unsuitable or could take disciplinary action against us. Disciplinary action could result in the limitation, conditioning, suspension or revocation of any registrations, approvals or gaming licenses held by us and/or the imposition of a significant monetary fine against us. Any such disciplinary action could significantly impair our operations.

Our Las Vegas business will rely on high-end, international customers to whom we may extend credit, and we may not be able to collect gaming receivables from our credit players.

We expect that a significant portion of our table game revenue at Wynn Las Vegas will be attributable to the play of a limited number of international customers. The loss or a reduction in the play of the most significant of these customers could have a substantial negative effect on our future operating results. A downturn in economic conditions in, as well as other factors that specifically affect, the countries in which these customers reside could cause a reduction in the frequency of visits by and revenue generated from these customers.

We will conduct our gaming activities at Wynn Las Vegas on a credit as well as a cash basis. This credit will be unsecured. Table games players typically will be extended more credit than slot players, and high-stakes players typically will be extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on our cash flow and earnings in a particular quarter.

In addition, the collectibility of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We will extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit.

While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of Nevada, and judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the United States

Constitution, other jurisdictions may determine that direct enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a significant negative impact on our operating results.

For a discussion of the risks associated with our ability to collect gaming receivables in Macau, see “Risk Factors—Risks Associated with Wynn Macau— Any potential investment in Macau could be jeopardized by future developments, and we cannot assure you that activities the Wynn Macau Companies may plan in Macau will be permitted or feasible.”

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

We have incurred costs and expended funds to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Under these and other environmental requirements, we, as the owner of the property on which Wynn Las Vegas is situated, may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury, and investigation and cleanup costs incurred by them in connection with any contamination.

These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to rent or otherwise use our property.

In connection with constructing the new golf course, which will require significant grading, we may discover unforeseen environmental risks, which we will need to incur costs to remediate. In addition, we will incur costs associated with asbestos removal from an existing office building in the event we decide to develop the 20-acre parcel of land located north of Wynn Las Vegas along Las Vegas Boulevard that will be available for future development should it be released from the liens under the credit facilities and the second mortgage notes. We may be required to incur costs to remediate these or other potential environmental hazards or to mitigate environmental risks.

The Wynn Macau Companies will be subject to environmental laws and regulations in Macau, including laws and regulations relating to the prevention and control of noise during construction. Costs expended by the Wynn Macau Companies to comply with these Macau environmental laws and regulations, such as to implement control procedures to prevent unlawful noise levels, may have a significant negative effect on the operating results of the Wynn Macau Companies. In addition, if the government of Macau holds the Wynn Macau Companies accountable and assesses penalties or imposes restrictions on the Wynn Macau Companies for non-compliance with environmental laws or regulations, the Wynn Macau Companies’ results of operations could be negatively impacted or they could lose flexibility to adapt to changes affecting the operation of their business.

If a third party successfully challenges our ownership of, or right to use, the Wynn-related service marks, our business or results of operations could be affected.

We have filed applications with the United States Patent and Trademark Office, which we refer to hereto as the PTO, to register a variety of WYNN-related trademarks and service marks in connection with a variety of goods and services. These marks include “WYNN RESORTS,” “WYNN DESIGN AND DEVELOPMENT,” “WYNN LAS VEGAS,” and “WYNN MACAU.” Some of the applications are based upon ongoing use and others are based upon a bona fide intent to use the marks in the future.

A common element of these marks is the use of the surname, “WYNN.” As a general rule, a surname (or a mark primarily constituting a surname) is not registrable unless the surname has acquired “secondary meaning.” To date, we have been successful in demonstrating to the PTO such secondary meaning for the Wynn name, in certain of the WYNN DESIGN AND DEVELOPMENT applications and WYNN RESORTS applications, based upon Mr. Wynn’s prominence as a resort developer. Thus, we have no reason to believe we would be unsuccessful with the other pending applications.

Even if we are able to obtain registration of the WYNN-related marks, such federal registrations are not completely dispositive of the right to such marks. Third parties who claim prior rights with respect to similar marks may nonetheless challenge our right to obtain registrations or our use of the marks and seek to overcome the presumptions afforded by such registrations.

If a third party asserts other forms of intellectual property claims against us, our business or results of operations could be affected.

Historically, trademarks and service marks have been the principal form of intellectual property right of relevance to the gaming industry. However, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming of increased relevance. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such allegations should be true, may have a material impact on our business.

Our subsidiaries will need to recruit a substantial number of new employees before Wynn Las Vegas or Wynn Macau opens and these employees may seek unionization.

Our subsidiaries will need to recruit a substantial number of new employees before Wynn Las Vegas or Wynn Macau opens and the employees in Las Vegas and Macau may seek union representation. We cannot be certain that our subsidiaries will be able to recruit a sufficient number of qualified employees. Currently, Valvino is a party to three collective bargaining agreements with three different unions, which it assumed in connection with the acquisition of the Desert Inn Resort & Casino. We expect that in February 2004, Valvino may be a party to only one collective bargaining agreement. The unions may seek to organize the workers at Wynn Las Vegas or claim that the agreements assumed in connection with Valvino’s acquisition of the Desert Inn Resort & Casino obligate Wynn Las Vegas, LLC to enter into negotiations with one or more of the unions to represent the workers at Wynn Las Vegas. In addition, any employees that our Macau-related subsidiaries might employ could also seek to collectively negotiate the terms and conditions of their employment with our Macau-related subsidiaries. Unionization, pressure to unionize or other forms of collective bargaining could increase our subsidiaries’ labor costs.

The Wynn Las Vegas golf course land may be subject to restrictions that could prevent us from constructing the new golf course in complete accordance with our current plans.

We are constructing the new golf course on an approximately 137-acre parcel of land located behind Wynn Las Vegas. Valvino acquired a portion of this parcel in connection with its purchase of the Desert Inn Resort & Casino and acquired the remainder when it purchased the residential lots located in the interior of, and some, but not all, of the lots around, the former Desert Inn golf course. The residential lots, previously known as the Desert Inn Country Club Estates, were subject to various conditions, covenants and restrictions recorded against the lots in 1956 and amended from time to time since then. We believe that these conditions, covenants and restrictions were terminated in accordance with Nevada law in June 2001. However, some of the remaining homeowners have brought a lawsuit against Valvino challenging, among other things, the termination of the covenants, conditions and restrictions. A Nevada district court has dismissed the plaintiffs’ claims that the covenants, conditions and restriction were not properly terminated, leaving for determination at trial the homeowners’ claims of entitlement to easements and other equitable property rights that would allow them to enter upon the golf course for leisure and recreational purposes, use both the former interior and exterior roadways as originally configured, and have an unobstructed view of the golf course, as well as their claim for damages for trespass by Valvino’s surveyors. A bench trial was held in November 2003 with respect to some of the plaintiffs’ remaining claims, with the court postponing for a second phase of the trial other of the remaining claims. On November 25, 2003, the court issued a written decision that the homeowners have no right to enter upon the golf course but do have the right to use a perimeter roadway for entrance and exit purposes. The court directed that the Company need not reinstall the roadway to its original location and dimensions as the homeowners requested, but that the Company should reinstall the roadway substantially in the manner described in the Company’s existing construction plans for that portion of the Project. In addition, while the court held that the plaintiffs had not been granted an express right to maintain their view of the golf course property, it did find that they have an express right to views that are not architecturally shut out from the aura of the golf course. The court noted that the issue of whether or not the plaintiffs’ right to views that are not architecturally shut out from the aura of the golf course had been infringed would be decided with the other remaining claims at a later trial. If the plaintiffs prevail on this issue at the second phase of the trial, we may have to adjust our current plans for the construction of the golf course by redesigning a few of the holes located on the periphery of the course. The date of the second phase of the trial has been preliminarily set for August 2004.

In addition, at least two of the homeowners have alleged the existence of an equitable implied restriction prohibiting any alternative commercial development of the golf course. The district court has dismissed the claim as not yet ripe. Valvino believes that the court committed reversible error in finding that the homeowners have the right to views that are not architecturally shut out from the aura of the golf course, and has filed a motion to amend the judgment or for a new trial. The homeowners have also filed a motion to amend the judgment. If its motion is denied, Valvino will appeal the court’s decision as to the golf course. Valvino is vigorously contesting the homeowners’ remaining claims and will continue to do so.

We continue to explore opportunities to develop additional gaming or related businesses that could have an adverse impact on our business if unsuccessful.

We continue to explore opportunities to develop additional gaming or related businesses in Las Vegas or other markets, whether through acquisition, investment or development. Any acquisition, investment or development could be expensive, disrupt our ongoing business, distract our management and employees and/or adversely affect our financial results. In addition, any expansion of our business through acquisition, investment or development would likely require us to obtain additional financing and/or consent from the lenders under the credit facilities and the holders of the second mortgage notes. Acquisitions also may present other risks, such as exposing our company to potential unknown liabilities associated with acquired businesses. Any acquisition or development may not be successful in achieving our desired strategic objectives, which also would cause our business to suffer.

A downturn in general economic conditions may adversely affect our results of operations.

Our business operations will be affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of customers for our property, could result in fewer customers visiting our property, which would adversely affect our revenues.

Risks Associated with Wynn Macau

We may determine not to go forward with the Wynn Macau project at any time, possibly resulting in the loss of a significant investment.

We have already invested a total of $23.8 million in the Wynn Macau Companies, and we intend to invest additional capital to finance Wynn Macau. We intend to use the proceeds from the initial issuance of the debentures as additional capital for Wynn Macau, as well as for general corporate purposes. In addition to our additional capital investment, we must also arrange for significant additional financing for our Macau project.

Wynn Macau, S.A. has begun planning the development of the initial phase of its first casino resort. However, we will not begin construction or operation of any casino in Macau until a number of objectives and conditions are met. Such objectives and conditions include, among other things, the following:

•	obtaining the necessary debt and/or additional equity financing to commence the development, design and construction of any casino or casinos in Macau;

•	obtaining the ability, through legislative and regulatory changes, to extend credit to gaming customers and enforce gaming debts in Macau; and

•	in the case of commencing operations only, obtaining determinations from the Macau government with respect to certain tax treatment.

We believe that the Macau government will introduce proposed legislation in the first quarter of 2004 that, if passed, would enable Wynn Macau, S.A. to extend credit to gaming customers and enforce gaming debts in Macau. However, we cannot assure you that such proposed legislative changes will be introduced or, if introduced, will be enacted, that we will obtain the requested tax treatment determinations or that we will obtain sufficient financing for this project.

We will not begin construction or operation, as applicable, of any casino in Macau if the applicable objectives and conditions described above cannot be adequately resolved. If we determine not to go forward with Wynn Macau, we may lose our significant investment in the Wynn Macau Companies.

The concession agreement does not contain a provision permitting Wynn Macau, S.A. to terminate the concession agreement unilaterally or permitting us to cease the development or operation of casino(s) in Macau for any of the reasons described above. The obligations under the Macau concession agreement are those of our indirect subsidiary, Wynn Macau, S.A. Accordingly, our subsidiary might be found liable for the balance of its obligation to invest a total of 4 billion patacas (approximately $518.4 million) in Macau-related projects. Depending on the amount of liability, our subsidiary may not have sufficient assets to satisfy such liability. In such circumstances, we would lose our entire investment in the Wynn Macau Companies.

If the Wynn Macau Companies build and operate one or more casinos in Macau, they will be subject to considerable risks, including risks related to Macau’s untested regulatory framework.

Untested Foreign Regulatory Framework. If we construct or operate Wynn Macau, its operations will be subject to unique risks, including risks related to Macau’s untested regulatory framework. In light of the untested regulatory framework, Wynn Macau may need to develop operating procedures that are different from those used in United States casinos. Failure to adapt to the regulatory and gaming environment in Macau could result in the revocation of Wynn Macau, S.A.’s concession or otherwise negatively affect its operations in Macau. Moreover, we would be subject to the risk that Macau’s gaming regulatory framework will not develop in a way that would permit us, as the parent entity of a United States gaming operator, to have its affiliates conduct operations in Macau in a manner consistent with the way in which we intend, or the Nevada gaming authorities require us, to conduct our operations in the United States.

Political and Economic Conditions. The success of Wynn Macau would also depend on political and economic conditions in Macau. In December 1999, after approximately 450 years of Portuguese control, Portugal returned Macau to Chinese administration. The People’s Republic of China re-established Macau as a special administrative region. As a result of this change of control, Macau’s legislative, regulatory, legal, economic and cultural institutions are in a period of transition. We cannot predict how these systems and cultural institutions will develop or how developments would affect the business of Wynn Macau.

If we construct and operate Wynn Macau, its operations will be subject to significant political, economic and social risks inherent in doing business in an emerging market such as China. For example, fiscal decline and civil, domestic or international unrest in Macau, China or the surrounding region could significantly harm Wynn Macau’s business, not only by reducing customer demand for casino resorts of the kind it would operate in Macau, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions that might impede its ability to repatriate funds. Some of the other risks involved in operating a business in Macau include:

•	the possible taking of the Wynn Macau Companies’ property without payment of fair compensation;

•	the possible imposition of restrictions on foreign partnerships and alliances, foreign ownership and/or possible discrimination against foreign-owned business;

•	the potential inability to implement effective controls against infiltration by persons associated with, and to implement effective methods to protect our Macau subsidiaries from unknowingly doing business with, reputed criminal organizations;

•	potential economic slowdowns in Hong Kong or China, on which Macau heavily relies for tourism and patronage of its existing casinos;

•	potential conflicts between local and national governments;

•	a possible competitive disadvantage due to the ownership of substantially all of the water ferry services and the helicopter shuttle service that link Macau to Hong Kong and Kowloon by Stanley Ho, who controls Sociedade de Jogos de Macau, the existing casino concessionaire and operator in Macau and one of Wynn Macau’s competitors; and

•	the risks inherent in construction projects.

Any potential investment in Macau could be jeopardized by future developments, and we cannot assure you that activities the Wynn Macau Companies may plan in Macau will be permitted or feasible.

Collection of Gaming Receivables. Currently, Macau law does not permit casinos to extend credit or to enforce gaming debts. Even if the law in Macau is changed to permit casino operators to extend credit to gaming customers, Wynn Macau may not be able to collect all of its gaming receivables from its credit players. We expect that if Wynn Macau obtains the right to extend credit to its gaming customers, it will be able to enforce these obligations only in a limited number of jurisdictions, including Macau. To the extent that gaming customers of Wynn Macau are expected to be visitors from other jurisdictions, Wynn Macau may not have access to a forum in which it will be able to collect all of its gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts, and Wynn Macau may encounter forums that will refuse to enforce such debts. Wynn Macau’s inability to collect gaming debts could have a significant negative impact on its operating results.

Necessity of Expanding Transportation. Because of additional casino projects that may be developed in the future, the hydrofoil ferry and helicopter services that provide transportation between Macau and Hong Kong may need to be expanded to service the increased visitation of Macau. If transportation facilities to and from Macau are inadequate to meet the demands of an increased volume of gaming customers visiting Macau, the desirability of Macau as a gaming destination, as well as the results of operations of Wynn Macau, could be negatively impacted.

Extreme Weather Conditions. Macau’s subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms. Unfavorable weather conditions could negatively affect the profitability of Wynn Macau by disrupting our ability to timely construct the project and by preventing guests from traveling to Macau.

Potential Taxation of Investment in Macau. Our investment in Macau is owned through a number of wholly owned and partially owned domestic and foreign entities. Although we believe that transfers to these entities of the assets and stock of the Wynn Macau Companies were accomplished on a tax-free basis, there is a risk that the Internal Revenue Service could assert that any appreciation in the transferred assets or stock was taxable at the time of such transfers.

Currency Exchange Controls and Currency Export Restrictions. Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of Wynn Macau. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of China. Restrictions on the export of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact Wynn Macau’s gaming operations.

Foreign Corrupt Practices Act. We are subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Any determination that we have violated the FCPA could have a material adverse effect on us.

Severe Acute Respiratory Syndrome. We are unable to determine the effect, if any, that SARS may have on our Macau project at this time. Although we restricted employee travel to Macau and Hong Kong in early 2003, SARS has not significantly affected the planning of Wynn Macau. However, a resurgence of SARS, or the outbreak of a similar infectious disease, could negatively impact business activity in the travel and leisure industry in Asia, which could adversely affect or delay the financing and development of our Macau project.

If we build and operate Wynn Macau, certain Nevada gaming laws would apply to its planned gaming activities and associations.

Certain Nevada gaming laws also apply to gaming activities and associations in jurisdictions outside the State of Nevada. As we develop Wynn Macau, we and our subsidiaries that must be licensed to conduct gaming operations in Nevada will be required to comply with certain reporting requirements concerning gaming activities and associations in Macau proposed to be conducted by our Macau-related subsidiaries. We and our licensed Nevada subsidiaries also will be subject to disciplinary action by the Nevada Gaming Commission if our Macau-related subsidiaries:

•	knowingly violate any Macau laws relating to their Macau gaming operations;

•	fail to conduct Wynn Macau’s operations in accordance with the standards of honesty and integrity required of Nevada gaming operations;

•	engage in any activity or enter into any association that is unsuitable for us because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to Nevada gaming policies;

•	engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

•	employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability, or who has been found guilty of cheating at gambling.

Such disciplinary action could include suspension, conditioning, limitation or revocation of the registrations, licenses or approvals held by us and our licensed Nevada subsidiaries, including Wynn Las Vegas, LLC, and the imposition of substantial fines.

In addition, if the Nevada State Gaming Control Board determines that any actual or intended activities or associations of our Macau-related subsidiaries may be prohibited pursuant to one or more of the standards described above, the Nevada State Gaming Control Board can require our licensed Nevada subsidiaries and us to file an application with the Nevada Gaming Commission for a finding of suitability of the activity or association. If the Nevada Gaming Commission finds that the activity or association in Macau is unsuitable or prohibited, our Macau-related subsidiaries will either be required to terminate the activity or association, or will be prohibited from undertaking the activity or association. Consequently, should the Nevada Gaming Commission find that our Macau-related subsidiaries’ gaming activities or associations in Macau are unsuitable, those subsidiaries may be prohibited from undertaking their planned gaming activities or associations in Macau, or be required to divest their investment in Macau, possibly on unfavorable terms.

Macau casinos would face intense competition.

The Macau government has granted concessions to operate casinos to three companies. Sociedade de Jogos de Macau (“SJM”) has been granted one of the concessions. SJM is controlled by Stanley Ho, who through another entity controlled the monopoly concession to conduct the only gaming operations in Macau for approximately 40 years. SJM has the benefit of being the established gaming enterprise already in existence at thirteen locations in Macau. SJM’s casinos at the Hotel Lisboa and at the converted Jai Alai fronton are the largest casino facilities in Macau. In addition, SJM is reported to be undertaking a major remodeling of the Hotel Lisboa and, through a related entity, a new Fisherman’s Wharf development, which will include a casino, in the vicinity of the Macau ferry terminal. Galaxy Casino Company Limited, which we refer to herein as Galaxy, also has been awarded a concession to operate casinos in Macau. Galaxy is a joint venture between an affiliate of the operators of The Venetian in Las Vegas (“Venetian Resorts”) and a group of Hong Kong and Macau-based investors, which we collectively refer to herein as the Galaxy joint venture operators. The Galaxy joint venture operators entered into certain agreements in December 2002, by which Galaxy granted a subconcession to Venetian Resorts allowing Venetian Resorts to develop and operate casino projects in Macau independently from the other Galaxy joint venture operators. Using the subconcession arrangement, Venetian has begun construction in Macau of the proposed “Sands” casino, which has an anticipated completion date of March 2004. At the same time, Galaxy is reportedly planning to build a casino project in Macau and a major casino resort on Taipa, the island where Macau’s international airport is located. Although Wynn Macau’s gaming business initially would compete with businesses to be operated by the two other casino concessionaires and their respective subconcessionaires (if any) in Macau, the concession agreement into which Wynn Macau, S.A. has entered with the Macau government permits the government to grant additional concessions for the operation of casinos after April 1, 2009. If the government of Macau awards additional concessions, Wynn Macau will face increased competition from local casino operators in Macau. Moreover, while our management team has significant experience designing, developing, constructing and operating casino resorts in the United States, we have never designed, developed, constructed or operated a casino resort in Macau.

New or renovated casinos in Macau operated by the other concessionaires would present increased competition and could negatively impact Wynn Macau’s gaming business. SJM’s concession permits it to renovate its existing casinos, as well as to develop new casinos.

Mr. Ho also controls, through affiliates, substantially all of the water ferry services and the helicopter shuttle service that link Macau to Hong Kong and Kowloon. In addition, affiliates of Stanley Ho control certain real estate and other assets, such as the Mandarin Oriental Hotel in Macau. Such businesses and assets could provide a competitive advantage for SJM.

Wynn Macau’s gaming business would also face significant regional competition from casinos located in Asia, as well as from other major casino destinations around the world. For example, Genting Highlands Resort, an entertainment complex located outside of Kuala Lumpur, Malaysia, which currently has five hotels, a casino, a theme park, a golf and country club and other amenities, would compete with our casinos in Macau for travelers deciding among gaming destinations in Asia. See also “Business—Market and Competition—Macau.” In the event that new casino projects in Asia are completed, such as the proposed large-scale casino and entertainment complex to be built in Manila, Philippines, fewer gaming customers might visit Macau and the results of operations of Wynn Macau’s casinos could be negatively affected.

There are significant risks associated with construction projects that may prevent completion of Wynn Macau on budget and on schedule.

Our construction of Wynn Macau would entail significant risks associated with construction projects. These risks are similar to the risks we face in constructing Wynn Las Vegas. See “—Risks Associated with Our Construction of Wynn Las Vegas—There are significant risks associated with major construction projects that may prevent completion of Wynn Las Vegas on budget and on schedule.” We cannot assure you that Wynn Macau will commence operations on schedule or that its construction costs will not exceed budgeted amounts. Failure to complete Wynn Macau on budget or on schedule could have a significant negative effect on us.

Unfavorable changes in currency exchange rates may increase Wynn Macau’s obligations under the concession agreement and cause fluctuations in the value of our investment in Macau.

The currency used in Wynn Macau, S.A.’s concession agreement with the government of Macau is the Macau pataca. The Macau pataca, which is not a freely convertible currency, is linked to the Hong Kong dollar, and in many cases the two are used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in Chinese governmental policies and international economic and political developments. Because Wynn Macau, S.A.’s payment and expenditure obligations under the concession agreement are in Macau patacas, in the event of unfavorable Macau pataca or Hong Kong dollar rate changes, Wynn Macau, S.A.’s obligations, as denominated in U.S. dollars, would increase. In addition, because we expect that most of the revenue for any casino that Wynn Macau, S.A.’s operates in Macau will be in Hong Kong dollars, we are subject to foreign exchange risk with respect to the exchange rate between the Hong Kong dollar and the U.S. dollar. We have not yet determined whether we will engage in hedging activities to protect against foreign currency risk in Macau or Hong Kong.

Risks Related to the Securities

As a holding company, we will depend primarily on our subsidiaries to fund our debt service obligations under the debentures, and our subsidiaries may not provide us with sufficient funds to meet those obligations.

As a holding company with no operations of our own, our cash flow needs, and therefore our ability to fund our debt service obligations under the debentures, are primarily dependent upon our subsidiaries, including the Wynn Las Vegas entities and the Wynn Macau Companies. Before the opening of Wynn Las Vegas, which is expected to occur in April 2005, and the possible opening of Wynn Macau, which continues to be subject to certain conditions, we will have no material operations or earnings. See “—Risks Associated with Wynn Macau —We may determine not to go forward with the Wynn Macau project at any time, possibly resulting in the loss of a significant investment.” While approximately $329.9 million in unrestricted cash was available at the holding company level as of September 30, 2003 and while, to the extent such funds are not required to be applied to the construction of Wynn Las Vegas in accordance with the debt obligations of the Wynn Las Vegas entities, we may receive up to $50 million from the completion guarantor after the completion of Wynn Las Vegas, there can be no assurance that such funds will be available to pay scheduled interest payments on the debentures when they become due.

Although the Wynn Las Vegas entities will be permitted to distribute funds to us to cover certain corporate overhead, and, following completion of Wynn Las Vegas, will be permitted to pay limited management fees to us under certain conditions (including achieving agreed-upon financial ratios), we do not expect to have any significant cash flow at the holding company level from the Wynn Las Vegas entities for a considerable period of time, which may extend beyond July 15, 2006 (the end of the three-year period for which scheduled interest payments on the debentures are secured). In addition, in the event we go forward with Wynn Macau, we expect that any financial arrangements entered into by the Wynn Macau Companies will contain similar restrictions on distributions to us. If we decide not to go forward with Wynn Macau, we do not expect to receive any distributions from the Wynn Macau Companies. Further, our subsidiaries are separate and distinct legal entities and, other than the Guarantor, have no obligation to pay any amounts due on the debentures or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments.

As a result of these restrictions and the likelihood that our subsidiaries will not have significant cash flow for a considerable period of time, we may not have sufficient funds available to service the debt obligations of the debentures beyond the three year period for which scheduled interest payments on the debentures are secured.

Your right to receive payment is junior to certain of our existing and future indebtedness.

The debentures are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, including our guarantees of $1.56 billion principal amount of secured indebtedness of the Wynn Las Vegas entities. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the debentures due to an event of default under the indenture governing the debentures, and in specific other events, our assets will be available to pay obligations on the debentures only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the debentures then outstanding. Furthermore, we are a holding company and conduct substantially all of our operations through our subsidiaries, none of whom (other than the Guarantor) are guaranteeing our obligations under, or have any obligations to pay any amounts due on, the debentures. As a result, the debentures will be effectively subordinated to all of the indebtedness and other liabilities of our subsidiaries (other than the Guarantor). Our rights and the rights of our creditors, including holders of the debentures, to participate in the assets of any of our subsidiaries (other than the Guarantor) upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. At September 30, 2003, our subsidiaries had approximately $466.7 million of outstanding liabilities and had assets constituting 80.5% of our consolidated assets.

In the event of a bankruptcy, liquidation or reorganization relating to us, holders of the debentures will participate with trade creditors and all other holders of subordinated indebtedness in the assets remaining after we have satisfied all of the senior indebtedness. However, because the indenture governing the debentures requires that cash, securities or other property otherwise distributable to holders of the debentures in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the debentures may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of the our creditors, and holders of debentures may receive less, ratably, than the holders of senior indebtedness.

If we fail to deliver our common stock upon conversion of a debenture and thereafter because we are the subject of bankruptcy proceedings, a holder’s claim for damages arising from our failure could also be subordinated to all of our existing and future indebtedness.

As of September 30, 2003, the debentures are effectively subordinated to approximately $1.56 billion of senior indebtedness, including $1 billion available for borrowing under our credit facilities and $150.5 million available for borrowing under our FF&E facility.

The indenture governing the debentures does not restrict our ability to incur additional indebtedness or to take other actions that could negatively impact holders of the debentures.

We are not restricted under the terms of the indenture governing the debentures from incurring additional indebtedness, including senior indebtedness. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional indebtedness and take a number of other actions that are not limited by the terms of the debentures or the indenture governing the debentures could have the effect of diminishing our ability to make payments on the debentures when due.

We may not have the ability to repurchase the debentures in cash upon the occurrence of a change of control.

Holders of the debentures have the right to require us to repurchase the debentures upon the occurrence of a change of control. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the debentures in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. For more information, see “Description of the Debentures—Purchase of Debentures at the Option of Holders upon a Change of Control.”

As a holder of the debentures or a holder of the common stock issuable upon conversion of the debentures, you may be required to comply with registration, licensing, qualification or other requirements under gaming laws or dispose of your securities.

The gaming authority of any jurisdiction in which we currently or in the future conduct or propose to conduct gaming may require that a holder of the debentures or a holder of the common stock issuable upon conversion of the debentures be registered, licensed, qualified or found suitable, or comply with any other requirement under applicable gaming laws. If you purchase or otherwise accept an interest in the debentures, by the terms of the indenture governing the debentures, you will agree to comply with all of these requirements, including your agreement to register or apply for a license, qualification or a finding of suitability, or comply with any other requirement, within the required time period, as provided by the relevant gaming authority. If you fail to apply to be, or fail to become, registered, licensed or qualified, or are found unsuitable or fail to comply with any other requirement of a gaming authority, then we will have the right, at our option, to:

•	require you to sell your debentures or beneficial interest in the debentures within 30 days after you receive notice of our election, or any earlier date that the relevant gaming authority may request or prescribe; or

•	redeem your debentures (possibly within less than 30 days following the notice of redemption if requested or prescribed by the gaming authority) at a price equal to the lesser of:

•	your cost;

•	100% of the principal amount of the debentures, plus accrued and unpaid interest, if any, to the redemption date or the date of any failure to comply, whichever is earlier; and any other amount required by applicable law or by order of any gaming authority.

We will notify the indenture trustee in writing of any redemption as soon as practicable. We will not be responsible for any costs or expenses you may incur in connection with your registration, application for a license, qualification or a finding of suitability, or your compliance with any other requirement of a gaming authority. The indenture governing the debentures will also provide that as soon as you are required to sell your debentures as a result of a gaming authority action, you will, to the extent required by applicable gaming laws, have no further right:

•	to exercise, directly or indirectly, any right conferred by the debentures; or

•	to receive from us any interest, dividends or any other distributions or payments, or any remuneration in any form, relating to the debentures, except the redemption price we refer to above.

See “Description of Debentures—Mandatory Disposition Pursuant to Gaming Laws.”

In addition, our articles of incorporation provide that, to the extent a gaming authority determines that you or your affiliates are unsuitable or to the extent deemed necessary or advisable by the board of directors, we may redeem shares of our common stock that you or your affiliates own or control. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed to be the fair value by the board of directors. If we determine the redemption price, the redemption price will not exceed the closing price of the common stock on the principal national securities exchange on which the common stock is listed on the trading date on the day before the redemption notice is given. If the common stock is not listed on a national securities exchange, the redemption price will not exceed the closing sale price of the common stock as quoted on the Nasdaq National Market or SmallCap Market, or if the closing price is not reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as we elect. However, if the gaming authorities were to find you or your affiliate unsuitable to own our voting securities, it could also determine that you or your affiliate is unsuitable to hold a promissory note for the purchase of such voting securities by us, and could determine not to approve the issuance of the promissory note to you or your affiliate. For more information, see “Risk Factors—General Risks Associated with Our Business—The Nevada Gaming Commission may require the disposition of shares of our common stock held by certain stockholders in a manner that may cause us to incur debt or disrupt our stock price.”

The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for you to resell the debentures, or the common stock issuable upon conversion of the debentures, when you want or at prices you find attractive.

The price of shares of our common stock on the Nasdaq National Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. Because the debentures are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the debentures. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock.

Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	developments in construction of Wynn Las Vegas or Wynn Macau;

•	developments generally affecting the casino/hotel and resorts industry;

•	announcements by third parties of significant claims or proceedings against us;

•	changes in government regulations and governmental approval of gaming activities;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	future sales of our equity or equity-linked securities; and

•	general domestic and international economic conditions.

General market fluctuations, industry factors and general economic and geopolitical conditions and events, such as economic slowdowns or recessions, consumer confidence in the economy, recent terrorist attacks and ongoing military conflicts, also could cause our stock price to decrease.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations also may adversely affect the market price of our common stock.

An active trading market for the debentures may not develop.

The debentures are a new issue of securities. Although the debentures initially sold to qualified institutional buyers are eligible for trading in the PORTAL market, the debentures resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to list the debentures on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that holders will be able to sell their debentures at prices they desire.

Moreover, even if holders are able to sell their debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions, which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

Conversion of the debentures will dilute the ownership interest of existing stockholders.

The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion, or the perception that such sales could occur, could materially adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity or equity-linked securities. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

The substantial number of shares of common stock that will be eligible for sale in the near future could cause the market price of our common stock to decline.

A substantial number of shares of our common stock were issued by us in private transactions not involving a public offering and are therefore treated as “restricted securities” for purposes of Rule 144 under the Securities Act. On June 20, 2003, we entered into a strategic business alliance with SBM, and in connection therewith, we sold 3,000,000 shares of our common stock to SBM for $45 million in a privately negotiated, all cash transaction. In return, SBM has agreed, subject to certain exceptions, to refrain from transferring its shares prior to April 1, 2005, and will be entitled to certain registration rights thereafter. As of September 30, 2003, we had outstanding 43,000,000 such “restricted” shares of common stock, 40,000,000 of which are held by certain of our affiliates and 3,000,000 of which are held by SBM. If these “affiliated” holders comply with the applicable holding periods, volume limits and other conditions prescribed in Rule 144 under the Securities Act, these unregistered shares of common stock may be freely tradable. In addition, we have granted our Chairman and Chief Executive Officer, Stephen A. Wynn, demand and piggyback registration rights with respect to any shares of our common stock he purchases from Aruze USA. No predictions can be made as to the effect, if any, that the issuance and availability for future market sales of shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the conversion of convertible securities), or the perception that such sales could occur, could materially adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity or equity-linked securities.

The trading prices for the debentures will be directly affected by the trading prices for our common stock, which is impossible to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in Wynn Resorts and by hedging or arbitrage trading activity that may develop involving the common stock. The arbitrage could, in turn, affect the trading prices of the debentures.

Bankruptcy laws may delay or otherwise impede the trustee’s ability to foreclose on the collateral securing the debentures.

We pledged 100% of the membership interests in the Guarantor to the trustee to secure our obligations under the indenture governing the debentures. Federal bankruptcy law could substantially delay or prevent the ability of the trustee under the indenture, whom we refer to as the trustee, to foreclose upon the collateral securing the debentures. If we and our subsidiaries become debtors in cases under the United States Bankruptcy Code, there can be no assurance:

•	whether any payments under the debentures would be made;

•	whether or when the trustee could foreclose upon or sell the collateral;

•	whether the term or other conditions of the debentures or any rights of the holders could be altered in a bankruptcy case without the trustee’s or your consent; or

•	whether or to what extent holders of the debentures would be compensated for any delay in payment or decline in the collateral’s value.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover our fixed charges by $16.9 million, $17.7 million and $46.1 million for the period from inception to December 31, 2000, and for the years ended December 31, 2001 and 2002, respectively. Earnings were insufficient to cover fixed charges by $21.4 million and $99.6 million for the nine month period ended September 30, 2002 and 2003, respectively and by $180.4 million for the period from inception to September 30, 2003. For purposes of these calculations, earnings consist of income from continuing operations before provision for income taxes and before fixed charges. Fixed charges include interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor.

USE OF PROCEEDS

We will not receive any of the proceeds upon the resale of the debentures or the common stock by any selling securityholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

Our common stock began trading on the Nasdaq National Market under the symbol “WYNN” on October 25, 2002, at a price of $13.00 per share. The following table sets forth the high and low sale prices for the indicated periods as reported on the Nasdaq National Market.

	High	Low
2002
Fourth Quarter(1)	$14.39	$10.76

2003
First Quarter	$15.50	$12.76
Second Quarter	$19.11	$14.71
Third Quarter	$18.50	$14.99
Fourth Quarter	$28.61	$18.19

(1)	Represents high and low sale prices for our common stock during the period from the start of trading through December 31, 2002.

On January 30, 2004, the last sales price of our common stock, as reported on the Nasdaq National Market, was $29.53 per share.

Holders

There were approximately 6,400 holders of our common stock as of January 13, 2004.

Dividends

We have never declared or paid cash dividends on any shares of our common stock. We currently intend to retain all available funds and any future consolidated earnings to fund the development and growth of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

We are a holding company and, as a result, our ability to pay dividends is primarily dependent on our subsidiaries’ ability to provide funds to us. Restrictions imposed by our subsidiaries’ debt instruments significantly restrict certain key subsidiaries holding a majority of our assets, including Wynn Las Vegas, LLC, from making any dividends or distributions to us. Specifically, the Wynn Las Vegas entities are restricted under the second mortgage notes indenture from making certain “restricted payments” as defined in such indenture. These restricted payments include the payment of any dividend or distribution to any direct or indirect holders of equity interests of the Wynn Las Vegas entities. These restricted payments may not be made until Wynn Las Vegas has been completed and certain other financial and non-financial thresholds have been exceeded.

DESCRIPTION OF THE DEBENTURES

The debentures were issued under an indenture among us, Wynn Resorts Funding, LLC and U.S. Bank National Association, as trustee. The pledges referred to below under the caption “—Security” are governed by a pledge and security agreement and a collateral pledge and security agreement (collectively, the “pledge agreements”), which define the terms of the pledges that will secure the payment of scheduled interest payments on the debentures when due, up to and including the interest payment due on July 15, 2006.

The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debentures, the indenture, the registration rights agreement and the pledge agreements. We urge you to read the indenture, the registration rights agreement and the pledge agreements and the form of the debentures, which you may obtain from us upon request. Wherever particular provisions or defined terms of the indenture or the form of debenture are referred to, these provisions or defined terms are incorporated into this prospectus by reference. As used in this description, all references to “Wynn Resorts,” “our company,” “we,” “us” or “our” mean Wynn Resorts, Limited, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The debentures are subordinated unsecured (except as described under “—Security” below) obligations of Wynn Resorts and are subordinate in right of payment as described under “—Subordination of Debentures.” The debentures are convertible into our shares of common stock as described under “—Conversion Rights.” The debentures are limited to $250,000,000 aggregate principal amount and will mature on July 15, 2015, unless earlier converted into common stock, redeemed at our option, or purchased by us at your option upon a change of control.

Interest on the debentures accrues at the rate per annum shown on the cover page of this prospectus and is payable semiannually in arrears on July 15 and January 15 of each year, commencing on January 15, 2004. Interest on the debentures accrues from July 7, 2003 or, if interest has already been paid, from the date it was most recently paid. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date. We will make each interest payment to the holders of record of the debentures at the close of business on the immediately preceding July 1 and January 1, whether or not such day is a business day. Interest payable upon redemption will be paid to the person to whom principal is payable. Interest on the debentures will be computed on the basis of a 360-day year comprised of twelve 30 day months. Interest will cease to accrue on a debenture upon its maturity, conversion or purchase by us.

Debentures may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee. We will pay the principal of, and interest on, the debentures at the office or agency maintained by us in the Borough of Manhattan in New York City. We reserve the right to pay interest to holders of the debentures by check mailed to the holders at their registered addresses. However, a holder of debentures with an aggregate principal amount in excess of $1,000,000 will be paid by wire transfer in immediately available funds. Except under limited circumstances, the debentures will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global notes. The debentures shall be issued only in denominations of $1,000 of principal amount and any integral multiple of $1,000. There will be no service charge for any registration of transfer or exchange of debentures. We may, however, require holders to pay a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with any transfer or exchange.

The indenture does not contain any restriction on us or our subsidiaries regarding the payment of dividends, the incurrence of indebtedness or the repurchase of securities, and does not contain any financial covenants. Other than as described under “—Purchase of Debentures at the Option of Holders upon a Change of Control,”

the indenture contains no covenants or other provisions that afford protection to holders of debentures in the event of a highly leveraged transaction.

Guarantee

Our wholly owned subsidiary Wynn Resorts Funding, LLC (“Guarantor”) has guaranteed the debentures on a senior secured basis (the “subsidiary guarantee”). The Guarantor is a limited liability company formed in connection with the initial issuance of the debentures that has no business or assets other than the securities deposited as contemplated under the caption “—Security” below. The indenture prohibits, until such time as the pledge agreements are terminated, the Guarantor from incurring any indebtedness (other than the guarantee of the debentures) or other liabilities, conducting any business other than holding and maintaining the securities deposited as contemplated under the caption “—Security” below, amending its organizational documents and issuing any equity interests. We have also unconditionally guaranteed (the “parent guarantee,” and together with the subsidiary guarantee, the “Guarantee”), on an unsecured subordinated basis, the obligations of the Guarantor under the subsidiary guarantee, as and when due, regardless of the right of setoff or counterclaim that the Guarantor may have or assert other than the defense of payment. The parent guarantee does not in any way increase or add to the obligations that we will owe under the debentures and the subsidiary guarantee. The indenture provides that the Guarantee will be released at such time as the pledge agreements are terminated.

Security

We contributed approximately $44.0 million of the net proceed from the original issuance of the debentures to the Guarantor, which used such proceeds to purchase U.S. government securities in an amount that we believe will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full when due of scheduled interest payments on the debentures up to and including the interest payment due on July 15, 2006. If at any time the value of the collateral exceeds 100% of the amount sufficient to provide payment in full of such secured scheduled cash interest payments, the excess collateral may be released from the securities account upon the Guarantor’s request. If at any time the value of the collateral is less than 100% of the amount sufficient to provide payment in full of the remaining secured scheduled cash interest payments, the Guarantor will deposit funds into the securities account in an amount equal to such difference.

The Guarantor has pledged such U.S. government securities as security for its guarantee for the exclusive benefit of the holders of the debentures (and not for the benefit of any of our other creditors). Immediately prior to an interest payment date, the collateral agent will release from the securities account to the trustee proceeds sufficient to pay the interest then due on the debentures. A failure to pay interest on the debentures when due for any scheduled interest payment date on or prior to July 15, 2006 will constitute an immediate event of default under the indenture, with no grace period.

Wynn Resorts has pledged its 100% member’s interest in the Guarantor to the collateral agent to secure its obligations under the indenture and the collateral documents. The U.S. government securities held by the Guarantor, the securities account and Wynn Resorts’ member’s interest in the Guarantor are collectively referred to as the “Collateral.”

The pledged U.S. government securities and the other Collateral, among other things, secure the repayment of the principal amount on the debentures until such time as the collateral pledge and security agreement is terminated. If prior to July 15, 2006:

•	an event of default under the debentures occurs and is continuing; and

•

the trustee or the holders of 25% in aggregate principal amount of the debentures accelerate the debentures by declaring the principal amount of the debentures to be immediately due and payable (by written consent, at a meeting of debenture holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the debentures will be accelerated automatically,

then the proceeds from the pledged U.S. government securities will be promptly released for payment to debenture holders, subject to the automatic stay provisions of bankruptcy law, if applicable, and subject to the prompt distribution of proceeds from the securities account as follows:

•	an amount equal to any accrued and unpaid interest would be distributed from the securities account in payment of accrued interest; and

•	the balance of the proceeds of the securities account would be distributed in payment of a portion of the principal amount of the debentures and liquidated damages, if any, due on the debentures.

However, if any event of default is cured prior to the acceleration of the debentures by the trustee or holders of the debentures referred to above, the trustee and the holders of the debentures will not be able to accelerate the debentures as a result of that event of default and no proceeds from the pledged U.S. government securities will be released for payment to debenture holders.

For example, if the first two interest payments were made when due but the third interest payment was not made when due and the debenture holders promptly exercised their right to declare the principal amount of the debentures to be immediately due and payable prior to the Company curing such failure to pay interest, then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the securities account,

•	an amount equal to the interest payment due on the third interest payment would be distributed from the securities account in payment of accrued interest; and

•	the balance of the proceeds of the securities account would be distributed in payment of a portion of the principal amount of the debentures and liquidated damages, if any, due on the debentures.

Once we make the interest payment due on the debentures on or about July 15, 2006, all of the remaining pledged U.S. government securities, if any, will be released to the Guarantor from the securities account and distributed to us.

Ranking

Except to the extent described above under “—Security,” the debentures are subordinated, unsecured obligations of Wynn Resorts and are junior in right of payment to all existing and future senior debt of Wynn Resorts, including its guarantees of $1.56 billion principal amount of our subsidiaries’ secured indebtedness. The debentures rank equally with all existing and future subordinated indebtedness of Wynn Resorts. See “—Subordination of Debentures.” In addition, the debentures are effectively subordinated to our subsidiaries’ indebtedness and liabilities, including trade payables. As of September 30, 2003, our subsidiaries had approximately $1.64 billion of total indebtedness and liabilities to which the debentures were effectively subordinated. As of September 30, 2003, we and our subsidiaries had $1.81 billion of total indebtedness outstanding, including $1 billion available for borrowing under our subsidiaries’ credit facilities and $150.5 million available for borrowing under our subsidiaries’ FF&E facility. See “Capitalization.” The debentures do not contain any limitation on the amount of indebtedness ranking senior to or on a parity with the indebtedness evidenced by the debentures that we may hereafter incur.

Conversion Rights

You may convert your debentures, in whole or in part, into shares of our common stock at any time prior to the close of business on the business day immediately preceding the final maturity date of the debentures, subject to prior redemption of the debentures at our option or upon a change of control. The initial conversion rate for the debentures is equal to 43.4782 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately $23.00 per share.

On conversion of a debenture, a holder will not receive, except as described below, accrued interest on the principal amount of the debentures. Our delivery to the holder of the full number of shares of common stock into which the debenture is convertible, together with any cash payment for such holder’s fractional shares, or cash or a combination of cash and shares of common stock in lieu thereof, will be deemed:

•	to satisfy our obligation to pay the principal amount of the debenture; and

•	to satisfy our obligation to pay the accrued cash interest, if any, attributable to the period from the issue date through the conversion date.

As a result, the accrued cash interest, if any, is deemed paid in full rather than cancelled, extinguished or forfeited.

In lieu of delivery of shares of our common stock upon notice of conversion of any debentures (for all or any portion of the debentures), we may elect to pay holders surrendering debentures an amount in cash per debenture (or a portion of a debenture) equal to the Applicable Stock Price multiplied by the conversion rate in effect on the conversion date. The “Applicable Stock Price” is equal to the average of the Sale Prices (as defined below) of our common stock over the three-Trading Day (as defined below) period starting the third Trading Day following the conversion date of the debentures appropriately adjusted to take into account the occurrence, during such three-Trading Day period, of certain events with respect to the common stock listed under “—Conversion Rate Adjustments.” We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of such shares, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described under “—Optional Redemption.” If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the third business day following the determination of the Applicable Stock Price. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering debentures no later than the tenth business day following the applicable conversion date. If an event of default, as described under “—Events of Default” below (other than a default in a cash payment upon conversion of the debentures), has occurred and is continuing, we may not pay cash upon conversion of any debentures or portion of a debenture (other than cash for fractional shares).

If you have submitted your debentures for redemption upon a change of control, you may convert your debentures only if you withdraw your redemption election. You may convert your debentures in part so long as the part is $1,000 principal amount or an integral multiple of $1,000. If any debentures are converted during the period after a record date for an interest payment date but before the opening of business on the next interest payment date, then the debentures must be accompanied by funds equal to the interest payable for such period on that interest payment date on the converted principal amount, unless we have specified a redemption date following a change of control during that period.

We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash equal to the Sale Price on the business day prior to the conversion date. You will not receive any cash payments representing accrued interest upon conversion unless you convert on an interest payment date.

To convert your debenture into common stock you must do the following (or comply with DTC procedures for doing so in respect of your beneficial interest in debentures evidenced by a global debenture held by DTC):

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

Conversion Rate Adjustments

The conversion price will be adjusted for:

•	dividends or distributions on shares of our common stock payable in shares of our common stock or other capital stock of Wynn Resorts;

•	subdivisions, combinations or certain reclassifications of shares of our common stock;

•	distributions to all holders of our shares of common stock of our assets (including shares of capital stock, of or similar equity interests in, a subsidiary or other business unit of ours) or debt securities or certain rights to purchase our securities (excluding any consideration paid in connection with a tender offer described in the bullet below, any cash dividends subject to a Pre-Dividend Adjustment (as defined below) and any other cash dividends or cash distributions, other than, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends and distributions occurring during such 12-month period (other than cash dividends for which a Pre-Dividend Adjustment was made) together with cash or other consideration payable in respect of certain tender offers for our common stock consummated in such 12-month period exceeds on a per share basis 10% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution); and

•	any successful completion of a tender offer made by us or any of our subsidiaries for our common stock that involved the payment of aggregate consideration in an amount that (together with cash or other consideration payable in respect of certain tender offers for our common stock consummated, and all other cash distributions to all or substantially all holders of our common stock made (other than cash dividends for which a Pre-Dividend Adjustment was made), in the 12 months preceding the expiration of such expired tender offer) exceeded an amount equal to 10% of the product of the Sale Price on the last day of such expired tender offer and the number of shares of common stock outstanding at the expiration of such expired tender offer.

In the event that we pay a dividend or make a distribution on shares of our common stock in accordance with the third bullet above, the conversion price will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average Sale Prices of those securities for the 10 Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on Nasdaq, the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, prior to July 20, 2007, we will adjust the conversion rate (a “Pre-Dividend Adjustment”) if we declare a dividend or distribution to all or substantially all of the holders of our common stock, to the extent that such dividend or distribution is payable in cash. If we declare such a dividend or distribution, the conversion rate shall be increased to equal the number determined by multiplying the conversion rate in effect immediately prior to such date of determination by the following ratio:

(Pre-Dividend Sale Price)

(Pre-Dividend Sale Price—Dividend Adjustment Amount)

The “Pre-Dividend Sale Price” will be calculated as the average Sale Price for the three consecutive Trading Days ending on the date immediately preceding the ex-dividend date for such dividend or distribution. The “Dividend Adjustment Amount” will be calculated as the full amount of the dividend or distribution to the extent payable in cash applicable to one share of common stock.

No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if Wynn Resorts provides that holders of debentures will participate in the transaction without conversion or in certain other cases. In addition, if we adopt a stockholder rights plan, in lieu of an adjustment to the conversion ratio, the debentures will become entitled to receive upon conversion, in addition to the common stock issuable, any associated rights to the same extent as holders of our common stock generally.

The indenture permits us to increase the conversion rate from time to time.

In the event of:

•	a taxable distribution to holders of shares of common stock that results in an adjustment of the conversion price; or

•	a decrease in the conversion price at our discretion,

the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See “United States Federal Income Tax Consequences.”

The “Sale Price” of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the Nasdaq or the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on Nasdaq or a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.

“Trading Day” means a day during which trading in securities generally occurs on Nasdaq or, if the common stock is not listed on Nasdaq, on the principal national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the principal other market on which the common stock is then traded.

Other than with respect to a Pre-Dividend Adjustment, we will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. Any adjustment not made will be taken into account in subsequent adjustments. We will compute all adjustments to the conversion rate and will give notice of any adjustments by issuing a press release and publishing such information on our website.

Purchase of Debentures at the Option of Holders upon a Change of Control

If a change of control occurs, you will have the right to require us to purchase all or any part of your debentures not previously called for redemption 30 business days after the occurrence of such change of control for cash at a purchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest, up to, but excluding, the purchase date. Debentures submitted for purchase must be in integral multiples of $1,000 principal amount. We will mail to the trustee and to each holder a written notice of the change of control within 10 business days after the occurrence of such change of control. This notice shall state certain specified information, including:

•	information about the date of and events causing the change of control;

•	the change of control purchase price and the change of control purchase date;

•	information about the holders’ right to convert the debentures;

•	the holders’ right to require us to purchase the debentures;

•	the procedures required for exercise of the purchase option upon the change of control; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent prior to the close of business on the business day prior to the change of control purchase date. The written notice must specify the debentures for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change of control purchase date.

A “change of control” is:

(1) any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration (excluding cash payments for fractional shares) that consists of something other than all or substantially all common equity that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices; or

(2) the occurrence of any event that constitutes a “change of control” pursuant to (i) the indenture governing our subsidiaries’ 12% second mortgage notes due 2010, (ii) our subsidiaries’ credit facilities effective October 30, 2002 for construction financing for Wynn Las Vegas and (iii) our subsidiaries’ FF&E facility to provide financing and refinancing for furniture, fixtures and equipment to be used at Wynn Las Vegas, each as may be amended from time to time, and the occurrence of any event that constitutes a “change of control” or similar term pursuant to any agreement to refinance any such indebtedness and any other indebtedness with a principal amount in excess of $100 million.

We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the debentures upon a change of control.

This change of control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change of control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a result of negotiations between us and the initial purchasers of the debentures.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change of control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affecting a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the debentures.

Certain of our debt agreements that we may enter into in the future may prohibit our redemption or repurchase of the debentures and provide that a change of control constitutes an event of default.

If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price for the debentures tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this future debt to accelerate or require us to repurchase this future debt upon the occurrence of events similar to a change of control. We may not purchase any debenture at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. Our failure to repurchase the debentures upon a change of control where holders have properly exercised their repurchase rights will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future Senior Indebtedness. See “—Subordination of Debentures” below.

Optional Redemption

There is no sinking fund for the debentures. On or after July 20, 2007, we will be entitled to redeem the debentures at any time as a whole, or from time to time in part, on at least 30 but no more than 60 days’ notice, at the redemption prices set out below, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

The table below shows redemption prices of a debenture per $1,000 principal amount if redeemed during the periods described below.

Period	Redemption Price
July 20, 2007 through July 14, 2008	103.600%
July 15, 2008 through July 14, 2009	103.000%
July 15, 2009 through July 14, 2010	102.400%
July 15, 2010 through July 14, 2011	101.800%
July 15, 2011 through July 14, 2012	101.200%
July 15, 2012 through July 14, 2013	100.600%
On or after July 15, 2013	100.000%

If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis, or in accordance with any other method the trustee considers fair and appropriate. If any debentures are to be redeemed in part only, a new debenture or debentures in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder’s debentures is selected for partial redemption and the holder converts a portion of its debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Holders may convert their debentures after they are called for redemption at any time prior to the close of business on the redemption date. In the event that a holder elects to convert debentures in connection with the redemption, the notice of redemption will inform the holder of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock.

Mandatory Disposition Pursuant to Gaming Laws

Notwithstanding any other provision hereof, if any gaming authority requires a holder or beneficial owner of debentures to be licensed, qualified or found suitable under any applicable gaming law and the holder or beneficial owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the gaming authority), or (2) is notified by a gaming authority that it will not be licensed, qualified or found suitable, we will have the right, at our option, to:

(1)	require the holder or beneficial owner to dispose of its debentures within 30 days (or such lesser period as required by the gaming authority) following the earlier of:

(a)	the termination of the period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability; or

(b)	the receipt of the notice from the gaming authority that the holder or beneficial owner will not be licensed, qualified or found suitable by the gaming authority; or

(2)	redeem the debentures of the holder or beneficial owner at a redemption price equal to:

(a)	the price determined by the gaming authority; or

(b)	if the gaming authority does not determine a price, the lesser of:

(i)	the principal amount of the debentures plus accrued and unpaid interest, if any; and

(ii)	the price that the holder or beneficial owner paid for the debentures,

in each case, together with accrued and unpaid interest on the debentures, if any, to the earlier of (1) the date of redemption or such earlier date as is required by the gaming authority or (2) the date of the finding of unsuitability by the gaming authority, which may be less than 30 days following the notice of redemption.

Immediately upon a determination by a gaming authority that a holder or beneficial owner of debentures will not be licensed, qualified or found suitable, the holder or beneficial owner will not have any further rights with respect to the debentures to:

(1)	exercise, directly or indirectly, through any person, any right conferred by the debentures; or

(2)	receive any interest or any other distribution or payment with respect to the debentures, or any remuneration in any form from us for services rendered or otherwise, except the redemption price of the debentures.

We are not required to pay or reimburse any holder or beneficial owner of debentures who is required to apply for such license, qualification or finding of suitability for the costs relating thereto. Those expenses will be the obligation of the holder or beneficial owner.

Consolidation, Merger, Sale or Conveyance

The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	we are the surviving corporation or the successor is a U.S. domestic corporation, limited liability company, partnership, trust or other entity, and expressly assumes our obligations on the debentures and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such transaction complies with these requirements.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the debentures, with the same effect as if it had been named in the indenture as our company.

The covenant described above includes a phrase relating to the conveyance, transfer, or lease of our properties and assets “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under applicable law. In interpreting this phrase, courts among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not this covenant applies.

Subordination of Debentures

Except to the extent described under “—Security” above, the payment of principal of and interest (including liquidated damages, if any) on the debentures is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness whether outstanding on the date of the indenture or thereafter incurred. The debentures also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries. In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or to our assets, or any liquidation, dissolution or other winding-up of us, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of us, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of debentures will be entitled to receive any payment or distribution of any kind or character (other than Permitted Payments); and any payment or distribution of our assets of any kind or character, whether in cash, property or securities (other than Permitted Payments) by set-off or otherwise, to which the holders of the debentures or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of Senior Indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

No payment or distribution of any of our assets of any kind or character, whether in cash, property or securities other than Permitted Payments, may be made by or on our behalf on account of principal of or interest or liquidated damages, if any, on the debentures or on account of the purchase, redemption or other acquisition of debentures upon the occurrence of any Payment Default until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

No payment or distribution of any of our assets of any kind or character, whether in cash, property or securities (other than Permitted Payments) may be made by or on our behalf on account of principal of or interest or liquidated damages, if any, on the debentures or on account of the purchase, redemption or other acquisition of debentures during a Payment Blockage Period arising as a result of a Non-Payment Default.

The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

(1)	179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated);

(2)	the date on which such Non-Payment Default is cured, waived or ceases to exist;

(3)	the date on which such Designated Senior Indebtedness is discharged or paid in full; or

(4)	the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or us from the trustee or such other representative initiating such Payment Blockage Period;

after which we will resume making any and all required payments in respect of the debentures, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the debentures which is prohibited by such provisions, then and in such event such payment shall be held in trust for the benefit of, and paid over and delivered by such trustee or holder to the trustee or any other representatives of holders of Senior Indebtedness, as their interest may appear, for application to Senior Indebtedness. After all Senior Indebtedness is paid in full and until the debentures are paid in full, holders of the debentures shall be subrogated (equally and ratably with all other indebtedness that is equal in right of payment to the debentures) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of the debentures have been applied to the payment of Senior Indebtedness. See “—Events of Default” below.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Designated Senior Indebtedness” means any of our Senior Indebtedness, the principal amount of which is $50.0 million or more and that has been designated as “Designated Senior Indebtedness.”

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

“Indebtedness” means, with respect to any specified person, any indebtedness of such person, whether or not contingent, but without duplication:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified person (whether or not such Indebtedness is assumed or guaranteed by the specified person) and, to the extent not otherwise included, the guarantee by the specified person of any Indebtedness of any other person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(3)	in the case of a guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such guarantee; and

(4)	in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of:

(a)	the face amount of such Indebtedness (plus, in the case of any letter of credit or similar instrument, the amount of any reimbursement obligations in respect thereof), and

(b)	the fair market value of the asset(s) subject to such Lien.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Non-Payment Default” means any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated.

“Payment Default” means a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest on Designated Senior Indebtedness beyond any applicable grace period.

“Permitted Junior Securities” means any payment or distribution in the form of equity securities or subordinated securities of us or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the debentures are so subordinated.

“Permitted Payments” means (i) payments of principal of or liquidated damages, if any, or interest on the debentures as described under “—Security” above and (ii) any payments or distributions in the form of Permitted Junior Securities.

“Senior Indebtedness” means the principal of, interest on, fees, costs and expenses in connection with and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company, unless, in the instrument creating or evidencing or pursuant to which such Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the debentures.

Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

•	indebtedness or other obligations of Wynn Resorts that by their terms rank equal or junior in right of payment to the debentures;

•	indebtedness of Wynn Resorts that by operation of law is subordinate to any of Wynn Resorts’ general unsecured obligations;

•	accounts payable or other liabilities owed or owing by Wynn Resorts to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

•	amounts owed by Wynn Resorts for compensation to employees or for services rendered to Wynn Resorts;

•	Wynn Resorts’ indebtedness to any subsidiary or any other affiliate of Wynn Resorts or any of such affiliate’s subsidiaries, as outstanding on the date hereof;

•	capital stock of Wynn Resorts;

•	indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the debentures; and

•	indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to Wynn Resorts.

Except for payments contemplated under “—Security” above, the debentures are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the debentures to participate in these assets, will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors) except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Our subsidiaries are separate and distinct legal entities and, other than the Guarantor, have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

Events of Default

The indenture defines an event of default as one or more of the following:

(1)	on or before July 15, 2006, default in payment of any interest or liquidated damages upon any of the debentures when due and payable, whether or not such payment is prohibited by the subordination provisions in the indenture;

(2)	after July 15, 2006, default in payment of any interest or liquidated damages upon any of the debentures when due and payable, whether or not such payment is prohibited by the subordination provisions in the indenture, if such failure continues for 30 days;

(3)	default in payment of the principal amount, redemption price, or change of control purchase price with respect to any debenture when such payment becomes due and payable, whether or not such payment is prohibited by the subordination provisions in the indenture;

(4)	failure by Wynn Resorts or any of its subsidiaries to comply with any of its other agreements in the debentures or the indenture upon receipt of notice of such default and Wynn Resorts’ failure to cure such default, cause such default to be cured, or obtain a waiver thereof, within 60 days after receipt by Wynn Resorts of such notice;

(5)	the failure of Wynn Resorts or any of its subsidiaries to make any payment by the end of any applicable grace period after maturity of Indebtedness, in an amount (taken together with amounts under (6)) in excess of $20 million and continuance of such failure; provided, that if any such failure shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred;

(6)	the acceleration of Indebtedness of Wynn Resorts or any of its subsidiaries in an amount (taken together with amounts under (5)) in excess of $20 million because of a default with respect to such Indebtedness, without, in the case of (5) or (6), such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, for a period of 60 days after written notice to Wynn Resorts by the trustee or to Wynn Resorts and the trustee by the holders of not less than 25% in aggregate principal amount of the debentures then outstanding; provided, that if any such acceleration shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred;

(7)	final non-appealable judgments not covered by insurance aggregating in excess of $20 million rendered against Wynn Resorts or any of our subsidiaries, which judgments are not stayed, bonded or discharged within 60 days;

(8)	the bankruptcy, insolvency or reorganization of Wynn Resorts or any of its significant subsidiaries;

(9)	failure by Wynn Resorts or the Guarantor for 30 days after receipt of written notice from the trustee to comply with its agreements contained in the pledge agreement and the guarantee; and

(10)	either of the pledge agreements or the guarantee cease to be in full force and effect, or enforceable, prior to the expiration in accordance with such agreement or guarantee’s terms.

If an event of default, other than an event of default described in clause (8) above, shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debentures then outstanding may declare the principal amount of the debentures as of the date of such declaration plus accrued interest, if any, through the date of such declaration to be immediately due and payable. If an event of default described in clause (8) above shall occur, the principal amount of the debentures as of the date on which such event occurs plus accrued interest, if any, through the date on which such event occurs shall automatically become and be immediately due and payable.

After acceleration, the holders of a majority in aggregate principal amount of the debentures may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amount, have been cured or waived.

Prior to the declaration of the acceleration of the debentures, the holders of a majority in aggregate principal amount of the debentures may waive, on behalf of all of the holders of the debentures, any default and its consequences, except an event of default described in paragraphs (1), (2) or (3) above, a default in respect of a provision that cannot be amended without the consent of all of the holders of the debentures or a default that constitutes a failure to convert any debentures into shares of common stock. Other than the duty to act with the required care during an event of default, the trustee is not obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder does have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debentures;

(2)	the holders of a least 25% in aggregate principal amount of the debentures have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding;

(3)	such holder or holders offer to the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense; and

(4)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the debentures within 60 days after the original request.

Holders may, however, sue to enforce the payment of the principal amount plus accrued and unpaid interest, redemption price, change of control purchase price or liquidated damages with respect to any debenture on or after the due date or to enforce the right, if any, to convert any debenture without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification of the Indenture

We and the trustee may, without the consent of the holders of the debentures, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debentures;

•	to add to our covenants, or surrender any of our rights, or add any rights for the benefit of the holders of debentures;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture, to correct or supplement any provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of debentures are not adversely affected in any material respect under the indenture;

•	to evidence and provide for the acceptance of any successor trustee with respect to the debentures or to facilitate the administration of the trust thereunder by the trustee in accordance with such indenture;

•	to provide any additional events of default;

•	to increase the conversion rate, provided the increase will not adversely effect the interests of holders of debentures in any material respect; and

•	to modify the provisions of the indenture or the pledge agreements relating to the pledge of securities as contemplated under “—Security” above in a manner that does not adversely affect the interests of the holders of debentures;

provided that any amendment described in the third bullet point above made solely to conform the provisions of the indenture to the description of the debentures contained in this prospectus will not be deemed to adversely affect the interests of holders of the debentures.

With certain exceptions, the indenture or the rights of the holders of the debentures may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debentures then outstanding, but no such modification may be made without the consent of the holder of each outstanding debenture affected thereby that would:

•	change the maturity of any payment of principal of, or any premium on, any debentures, or reduce the principal amount or the interest rate of any debenture, or change any place of payment where, or the coin or currency in which, any debenture or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be) or adversely affect the conversion or repurchase provisions in the indenture;

•	reduce the percentage in principal amount of the outstanding debentures, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture;

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby; or

•	release the Guarantor from any of its obligations under the guarantee other than in accordance with the terms of the indenture and pledge agreement.

In addition to the foregoing, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the debentures will require the consent of the holders of at least 75% in aggregate principal amount of debentures then outstanding.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debentures or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the debentures have become due and payable, whether at stated maturity, or any redemption date, or a change of control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by our company.

Transfer and Exchange

We have appointed the trustee as the paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any paying agent or conversion agent acts.

Purchase and Cancellation

All debentures surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All debentures delivered to the trustee shall be cancelled promptly by the trustee. No debentures shall be authenticated in exchange for any debentures cancelled as provided in the indenture.

We may, to the extent permitted by law, purchase debentures in the open market or by tender offer at any price or by private agreement. Any debentures purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any debentures surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any debentures held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Debentures

We will replace mutilated, destroyed, stolen or lost debentures at the holder’s expense upon delivery to the trustee of the mutilated debentures, or evidence of the loss, theft or destruction of the debentures satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Concerning the Trustee

U.S. Bank National Association serves as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the debentures, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding debentures have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Governing Law

The indenture and the debentures are governed by and construed in accordance with the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law.

Book-Entry System

The debentures are currently represented by one or more global securities. Each global security has been deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the debentures will not be issued in definitive form.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for persons that have accounts with DTC or its nominee (“participants”) and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Upon the issuance of a global security, DTC credits on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts at maturity of the debentures represented by the global security. Ownership of beneficial interests in a global security are limited to participants or persons that may hold interests through participants. Owners of beneficial interests in the debentures represented by the global securities hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security are shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security are not entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and are not considered the owners or holders thereof under the indenture. Beneficial owners are not holders and are not entitled to any rights provided to the holders of debentures under the global securities or the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither Wynn Resorts, the Guarantor, the trustee, any paying agent nor the registrar for the debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We have been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on that payment date. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for transfer, only at the direction of one or more participants to whose account with DTC interests in the debentures are credited, and only in respect of the principal amount of the debentures represented by the debentures as to which the participant or participants has or have given such direction.

If DTC is at any time unwilling or unable to continue as a depository and a successor depository is not appointed by us within 90 days, if we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary) or if an event of default under the indenture has occurred and is continuing, we will issue debentures in definitive form in exchange for the entire global security for the debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by such global security equal in principal amount to such beneficial interest and to have such debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among the participants of DTC, it is under no obligation to perform or continue to perform these procedures, and such procedures may be discontinued at any time. Neither Wynn Resorts, the Guarantor, the trustee, any paying agent nor the registrar for the debentures will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights

We and the Guarantor have entered into a registration rights agreement with the initial purchasers of the debentures. A holder who sells debentures or shares of common stock issued upon conversion of the debentures pursuant to this registration statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act.

In the registration rights agreement, we agreed to use our commercially reasonable best efforts to keep this registration statement effective until the earlier of (i) the date when holders are able to sell all of the debentures and shares of common stock issuable upon conversion of the debentures immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or otherwise, (ii) the sale pursuant to the shelf registration statement of all the debentures and all of the shares of common stock issuable upon conversion of the debentures, (iii) July 3, 2005 and (iv) the date no debentures or shares of common stock issuable upon conversion of the debentures are outstanding, subject to certain permitted exceptions.

We and the Guarantor will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We and the Guarantor will pay predetermined liquidated damages as described herein (“liquidated damages”) to holders of debentures, if a shelf registration statement is not timely filed or made effective or shall cease to be effective or fail to be usable or if the prospectus is unavailable for the periods in excess of those permitted above. Such liquidated damages shall accrue until such failure to file or become effective or unavailability is cured, in respect of any debentures at a rate per year equal to 0.25% for the first 90-day period after the occurrence of such event and 0.50% thereafter of the aggregate principal amount thereof as of the end of any such period. So long as the failure to file or become effective or unavailability continues, we and the Guarantor will pay liquidated damages in cash semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue. If a holder has converted some or all of its debentures into common stock, the holder will be entitled to receive equivalent amounts based on the aggregate principal amount of the debentures converted. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our articles of incorporation, bylaws and agreements with our stockholders as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our articles of incorporation, bylaws and such other agreements, copies of which are available as set forth under the caption entitled “Where You Can Find More Information.”

General

We are authorized to issue 400,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of undesignated preferred stock, $0.01 par value per share. The following is a summary of the rights of our common stock and preferred stock. For more detailed information, see our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Nevada law.

Common Stock

As of September 30, 2003, there were 82,351,957 shares of common stock outstanding, which were held of record by approximately 116 stockholders. In addition, as of September 30, 2003, there were 1,430,000 shares of common stock reserved and subject to issuance upon exercise of outstanding options, warrants or other convertible rights (including 10,000 shares of common stock subject to option grants that have been approved by the board of directors but not yet granted).

Except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock and except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of us without further action by the stockholders.

Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

The articles of incorporation of Wynn Resorts prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

•	receiving dividends or interest with regard to its capital stock;

•	exercising, directly or indirectly, voting or other rights conferred by its capital stock (and such capital stock shall not be included in the shares of capital stock of Wynn Resorts entitled to vote); and

•	receiving any remuneration in any form from it or an affiliated company for services rendered or otherwise.

These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or the board of directors determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority and/or the board of directors to own them. An “unsuitable person” is any person who is determined by a gaming authority to be unsuitable to own or control any of Wynn Resorts’ capital stock or to be connected or affiliated with a person in engaged in gaming activities or who causes Wynn Resorts or any affiliated company to lose or to be threatened with the loss of, or who, in the sole discretion of Wynn Resorts’ board of directors, is deemed likely to jeopardize our or any of our affiliates’ application for, right to the use of, or entitlement to, any gaming license.

“Gaming authorities” include all international, foreign, federal, state, local and other regulatory and licensing bodies and agencies with authority over the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise. “Affiliated companies” are those companies indirectly affiliated or under common ownership or control with Wynn Resorts, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws. The articles of incorporation define “ownership” or “control” to mean ownership of record, beneficial ownership as defined in Rule 13d-3 of the Exchange Act, or the power to direct and manage, by agreement, contract, agency or other manner, the management or policies of a person or the disposition of our capital stock.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

Wynn Resorts’ articles of incorporation provide that capital stock of Wynn Resorts that is owned or controlled by an unsuitable person or an affiliate of an unsuitable person is redeemable by Wynn Resorts, out of funds legally available for that redemption, by appropriate action of the board of directors to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by Wynn Resorts. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption date will be the date specified by the board of directors on which the capital stock owned by an unsuitable person or an affiliate of an unsuitable person is to be redeemed. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by the board of directors. If determined by Wynn Resorts, the price of capital stock will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on the Nasdaq National Market or SmallCap Market, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Wynn Resorts’ rights of redemption are not exclusive of any other rights that it may have or later acquire under any agreement, its bylaws or otherwise. The redemption price for shares of unvested restricted stock will be a nominal amount pursuant to the applicable restricted stock agreement. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority or, if not, as Wynn Resorts elects.

The articles of incorporation of Wynn Resorts require any unsuitable person and any affiliate of an unsuitable person to indemnify Wynn Resorts and its affiliated companies for any and all costs, including attorneys’ fees, incurred by Wynn Resorts and its affiliated companies as a result of the unsuitable person’s or affiliate’s ownership or control or failure to promptly divest itself of any capital stock, securities of or interests in Wynn Resorts.

Buy-Out of Aruze USA Stock

Stephen A. Wynn, Kazuo Okada, Aruze USA and Aruze Corp. have entered into a buy-sell agreement which provides that upon certain events, including if any gaming application of Aruze USA, Aruze Corp. or Mr. Okada is recommended for denial by the Nevada gaming authorities, is denied by Nevada gaming authorities, or is requested to be withdrawn by Mr. Okada, Aruze USA and/or Aruze Corp., or if a gaming application of Aruze USA, Aruze Corp. or Mr. Okada concerning Aruze USA’s ownership of the Company’s stock is not filed within 90 days after the filing of the Company’s application, Mr. Wynn shall have 60 days to elect to purchase some or all of the shares owned by Aruze USA in the Company for a price equal to the lesser of (1) the fair market value of the shares as of the date Mr. Wynn elects to purchase such shares or (2) Aruze USA’s investment amount as determined pursuant to the buy-sell agreement. Pursuant to the buy-sell agreement, Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses to purchase less than all of the shares owned by Aruze USA, pursuant to an agreement between the Company and Mr. Wynn, the Company has the right to require him to purchase all of the shares owned by Aruze USA in accordance with the terms of the buy-sell agreement. The Company has granted Mr. Wynn certain demand registration rights and piggyback registration rights with respect to any shares he purchases from Aruze USA under these buy-out arrangements.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

Provisions of Nevada law and our articles of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. Our bylaws may be adopted, repealed, altered, amended by our board of directors or the vote of at least 66 2/3% of the outstanding voting power, voting as a single class.

Classified Board of Directors. Wynn Resorts’ articles of incorporation and bylaws provide for its board of directors to be divided into three classes of directors serving staggered three-year terms, with as near as possible to one-third, and at least one-fourth, of the board of directors being elected each year. In addition, Wynn Resorts’ articles of incorporation require the vote of 66 2/3% of the outstanding stock entitled to vote in the election of directors to amend the classified board provision. As a result, at least two annual meetings of stockholders may be necessary to change a majority of the directors.

Stockholder Meetings. Wynn Resorts’ bylaws provide that subject to the rights, if any, of the holders of the preferred stock, only a majority of the authorized number of directors, the chairman of the board or the chief executive officer (or should there be no chairman and no chief executive officer, by the president) may call special meetings of stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Wynn Resorts’ bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

No Action by Written Consent. Wynn Resorts’ articles of incorporation and bylaws provide that stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.

Sale of All or Substantially All of Our Assets. Wynn Resorts’ bylaws require a supermajority approval of the directors for the sale of all or substantially all of our assets.

Nevada Control Share Laws. Wynn Resorts may become subject to Nevada’s laws that govern the “acquisition” of a “controlling interest” of “issuing corporations.” These laws will apply to Wynn Resorts if it has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless its articles or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada Regulatory Approvals. Once Wynn Resorts becomes a registered company under Nevada’s gaming laws, it will be required to obtain the approval of the Nevada Gaming Commission with respect to a change of control. In addition, persons seeking to acquire control will be required to meet the requirements of the Nevada gaming authorities before assuming control. These requirements may have the effect of preventing, delaying or making an acquisition of Wynn Resorts more difficult.

No Cumulative Voting. Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Indemnification of Directors and Officers. Wynn Resorts’ articles of incorporation and bylaws provide that it will indemnify its directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. In addition, Wynn Resorts has entered into separate indemnification agreements with its directors and officers that require Wynn Resorts, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service, other than liabilities arising from willful misconduct of a culpable nature. Wynn Resorts also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of Wynn Resorts’ directors, officers and controlling persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. To the extent that Wynn Resorts’ directors, officers and controlling persons are indemnified under the provisions contained in Wynn Resorts’ articles of incorporation, bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust.

Listing

Our common stock is quoted on the Nasdaq National Market under the symbol “WYNN.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material terms of material debt agreements to which certain of our subsidiaries are parties. However, this summary is qualified in its entirety by reference to the relevant agreements described below.

Second Mortgage Notes

On October 30, 2002, we issued $370 million aggregate principal amount of the 12% second mortgage notes maturing November 1, 2010, with semi-annual interest payments beginning in May 2003. The second mortgage notes are unconditionally guaranteed by Wynn Resorts as the parent company and certain other subsidiary guarantors, are secured by a first priority security interest in the net proceeds of the second mortgage notes offering and a second priority security interest in substantially all the assets of the Wynn Las Vegas entities and rank senior in right of payment to all of the Wynn Las Vegas entities’ existing and future subordinated indebtedness. In addition, the second mortgage notes contain certain affirmative and negative covenants applicable to the Wynn Las Vegas entities and the restricted entities, including limitations on additional indebtedness, declaration and payment of dividends, issuance of preferred stock and equity interests of wholly owned subsidiaries, certain payments or investments, golf course and Phase II land development, transactions with affiliates, asset sales, sale-leaseback transactions, and various other restrictions as described in the second mortgage notes indenture. For additional information regarding restrictions on payment of dividends, see “Price Range of Common Stock and Dividend Policy—Dividends.” See also “Risk Factors—Risks Related to Our Business—Risks Related to Our Substantial Indebtedness—The credit facilities, the FF&E facility and the second mortgage notes indenture contain covenants that restrict the ability of certain of our subsidiaries to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.” While Wynn Resorts is not subject to a majority of the restrictive covenants in the second mortgage notes indenture, pursuant to the terms of its parent guaranty, if it grants specified liens to secure other guarantees or indebtedness, it will be required to grant pari passu liens on the same assets to secure its parent guaranty of the second mortgage notes. As of September 30, 2003, we are in compliance with all such covenants.

Other than mandatory redemption required by gaming authorities resulting from unsuitable persons, we will not be required to make mandatory redemption or sinking fund payments. However, if a change of control occurs, the holders of the second mortgage notes may require us to repurchase all or part of such notes at 101% of the principal amount, plus accrued interest. In addition, after November 1, 2006, we may elect to redeem all or part of the second mortgage notes at the redemption prices below, plus accrued interest on the redemption date, if redeemed during the twelve-month period beginning on November 1 of the years below:

Year	Percentage
2006	112%
2007	108%
2008	104%
2009 and thereafter	100%

Credit Facilities

Effective October 30, 2002, we entered into the credit facilities for additional construction financing for Wynn Las Vegas. The credit facilities comprise of a $750 million senior secured revolving credit facility and a $250 million delay draw senior secured term loan facility, and are guaranteed by Wynn Resorts as the parent company and certain other subsidiary guarantors. While Wynn Resorts is not subject to a majority of the restrictive covenants in the credit facilities, pursuant to the terms of its parent guaranty, if it grants specified liens to secure other guarantees or indebtedness, it will be required to grant pari passu liens on the same assets to secure its parent guaranty of the credit facilities. The credit facilities are also secured by a first priority security interest in a $30.0 million liquidity reserve account as further described below, a first priority pledge of all equity interests in, and a first priority security interest in substantially all the assets of, the Wynn Las Vegas entities and the restricted entities, first mortgages on all real property constituting Wynn Las Vegas, and a second priority security interest on the furniture, fixtures and equipment securing the FF&E facility described below.

The revolver matures in October 2008, while the term loan matures in October 2009. Prior to the opening of Wynn Las Vegas, annual interest is charged on outstanding borrowings at LIBOR plus 4% on the revolver and LIBOR plus 5.5% on the term loan. Subsequent to the opening of Wynn Las Vegas, the rates will be adjusted based upon a leverage ratio. In addition, the revolver will require quarterly payments on the unused available borrowings at an annual rate of 2%, while the term loan will require quarterly payments at an annual rate of 2.5% through December 31, 2002, 3% from January 1, 2003 to June 30, 2003 and 4% thereafter. Until 18 months from the date Wynn Las Vegas has opened and certain other events have occurred, we will be required to obtain interest rate protection through interest rate swaps, caps or other similar arrangements against increases in the interest rates with respect to the lesser of 50% of the total loans outstanding under our credit facilities and $325 million. Consistent with such obligation, in May 2003 and June 2003, we entered into two interest rate swap arrangements to hedge the underlying interest rate risk on a total of $825 million of our expected future borrowings under our Credit Facilities. Under these interest rate swap arrangements, we will receive payments at a variable rate of LIBOR and pay a fixed rate of 2.653% under the May 2003 swap agreement and 2.690% under the June 2003 swap agreement on notional amounts set forth in the swap instruments. These notional amounts gradually increase from approximately $12.4 million to $325 million during the period from March 1, 2004 through December 1, 2006, on the May 2003 swap instrument, and from approximately $60 million to $500 million during the period from October 26, 2004 through December 26, 2006, on the June 2003 swap instrument. These graduated notional amounts are designed to correspond with the amounts and timing of our expected borrowings under the Credit Facilities. The interest rate swaps are expected to be effective as hedging instruments as long as sufficient LIBOR-based borrowings are outstanding under the Credit Facilities, and effectively fix the interest rate on borrowings under the Revolver at approximately 6.653% and 6.690%, respectively and at approximately 8.153% and 8.190%, respectively on borrowings under the Term Loans. Any ineffectiveness will increase our recorded interest expense in our consolidated financial statements. We cannot predict with certainty that our estimated borrowings in the hedge agreement will match, in timing or amount, our actual borrowings under the credit facilities.

When borrowings outstanding under the revolver equal or exceed $200 million, lead arrangers holding a majority of the commitments will have the right to convert $100 million to $400 million of the amounts outstanding to term loans with the same terms and conditions as those made under term loan facility. As of September 30, 2003, we have not borrowed any amounts under the revolver.

The term loan facility provides for draws of funds under one or more term loans no more frequently than once per month for 27 months after the closing. Once repaid, term loans may not be reborrowed. As of September 30, 2003, we have not borrowed any amounts under the term loan.

The Wynn Las Vegas entities are required to comply with several affirmative and negative covenants, including limitations on additional indebtedness, guarantees, dividends, transactions with affiliates, capital expenditures, asset sales and others. There are also several financial covenants including the maintenance of a minimum fixed charge coverage ratio, minimum EBITDA (as defined in the agreements governing the indebtedness), total debt to EBITDA and net worth. See also “Risk Factors—Business—Risks Related to Our Substantial Indebtedness—The credit facilities, the FF&E facility and the second mortgage notes indenture contain covenants that restrict the ability of certain of our subsidiaries to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.” As of September 30, 2003, we are in compliance with all such covenants.

FF&E Facility

Effective October 30, 2002, we entered a $188.5 million FF&E facility to provide financing and refinancing for furniture, fixtures and equipment to be used at Wynn Las Vegas. The proceeds from the FF&E facility may also be used to refinance a replacement corporate aircraft, in which case we would request the FF&E lenders to increase the total commitment under the FF&E facility by $10 million to $198.5 million.

In connection with the acquisitions of World Travel and Las Vegas Jet, we partially financed the purchase of a private jet aircraft for $38.0 million with the issuance of a note payable for $28.5 million collateralized by the aircraft. In November 2002, we withdrew $38.0 million against the FF&E facility to repay the note payable secured by the aircraft acquired in connection with the acquisition of World Travel. We will use the unused portion of the draw for construction of Wynn Las Vegas.

The FF&E facility is guaranteed by Wynn Resorts as the parent company and by the same subsidiary guarantors who are guarantors under the credit facilities, in each case on a senior unsecured basis, matures in October 2009, and has substantially the same interest rates and elections as the revolver discussed above.

Disbursement Agreement

We have entered into a master disbursement agreement with Deutsche Bank Trust Company Americas, as the bank agent and disbursement agent, Wells Fargo Bank, National Association, as the second mortgage note trustee, and Wells Fargo Bank Nevada, National Association as the FF&E agent, which sets forth our material obligations to construct and complete Wynn Las Vegas, establishes a line-item budget and schedule for its construction and establishes the conditions to, and the relative sequencing of, the making of disbursements from the proceeds of the second mortgage notes, the credit facilities and the FF&E facility. The disbursement agreement restricts our use of the proceeds of the second mortgage notes, the credit facilities and the FF&E facility to only project costs related to Wynn Las Vegas and, subject to certain limitations, corporate overhead and related costs.

In order to facilitate the funding of disbursements in accordance with the disbursement agreement, we established certain accounts including, but not limited to, the completion guarantee deposit account and the liquidity reserve account, which are pledged to the lenders under the credit facilities and, with respect to the secured account holding the proceeds of the second mortgage notes, the holders of such notes. Prior to borrowing any amounts under the credit facilities or the FF&E facility or receiving any disbursements from the secured account holding the proceeds of the second mortgage notes, we are required to use a substantial portion of our initial public offering proceeds and other available funds to commence construction of Wynn Las Vegas. At that point, the proceeds of the second mortgage notes, other than amounts sufficient to pay interest, will be used, followed thereafter by the proceeds of the credit facilities and the FF&E facility. However, as a condition to borrowing amounts under the credit facilities or the FF&E facility or receiving any disbursements from the secured account holding the proceeds of the second mortgage notes, we are required to submit evidence acceptable to the third-party construction consultant that construction of Wynn Las Vegas has been completed at the time of such borrowing in accordance with the plans and specifications, on budget and on schedule. See also “Risk Factors—Risks Relating to Our Business—Risks Associated with Our Construction of Wynn Las Vegas.”

Completion Guarantee and Liquidity Reserve

We contributed $50 million of the net proceeds of our initial public offering to Wynn Completion Guarantor, LLC, a special purpose subsidiary formed in October 2002, to provide a completion guarantee in favor of the lenders under the credit facilities and the second mortgage notes to secure completion of Wynn Las Vegas. The funds were deposited into a required escrow completion guarantee deposit account. These funds will gradually be available to apply to the cost of Wynn Las Vegas, commencing after 50% of the construction work has been completed. After completion of Wynn Las Vegas, any remaining amounts will be released to us.

In addition, we deposited $30.0 million from the net proceeds of our initial public offering into a required escrow liquidity reserve account to secure the completion and opening of Wynn Las Vegas. The lenders under the credit facilities have a first priority security interest and the holders of the second mortgage notes have a perfected second priority security interest in these funds. These funds will gradually be available to apply to the cost of the project, commencing after 50% of the construction work has been completed. Any amounts remaining upon completion will be used for debt service under the credit facilities and the second mortgage notes, and if consolidated EBITDA levels permit, to reduce the revolver.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of an investment in debentures and common stock received upon a conversion of debentures. This summary is based upon existing United States federal income tax law, which is subject to change or different interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as debentures held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers and tax-exempt investors (including foreign tax-exempt organizations and foreign private foundations)) or to persons that will hold debentures as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations. This summary assumes that investors will hold their debentures, and common stock received pursuant to a conversion of debentures, as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986 (the “Code”). Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in debentures.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of debentures that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of debentures, or common stock received upon a conversion of debentures, that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

We treat debentures as indebtedness for United States federal income tax purposes and the summary below assumes that the debentures are characterized as indebtedness for United States federal income tax purposes.

U.S. Holders

Interest

Payments of interest on debentures made to a U.S. Holder will be subject to tax as ordinary income when received or accrued in accordance with such holder’s method of tax accounting for United States federal income tax purposes.

Market Discount

If a holder acquires debentures at a price that is less than the stated redemption price at maturity, the holder may be deemed to have acquired debentures with market discount. A holder who acquires debentures with market discount that is more than a statutorily-defined de minimis amount will generally be required to recognize ordinary income upon a taxable disposition of debentures in an amount equal to the lesser of (i) the amount of gain recognized or (ii) accrued market discount not previously included in income. Such market discount will accrue ratably or, at the election of the holder, under a constant yield method over the remaining term of debentures. A holder will also be required to defer the deduction of a portion of any interest paid or accrued on indebtedness incurred to purchase or carry debentures acquired with market discount. Alternatively, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election and thereafter, in which case the foregoing rules will not apply. A holder will not recognize income for any accrued market discount attributable to debentures surrendered for conversion into our common stock. Upon disposition of such common stock received, however, any gain will be treated as ordinary income to the extent of such accrued market discount not previously included in income.

Bond Premium

If a holder acquires debentures at a price that is greater than the stated redemption price at maturity, the holder will generally be treated as having acquired the debentures with bond premium. The amount of such premium will be included in the adjusted tax basis of debentures which may result in a capital loss upon sale, exchange, redemption, repurchase, or other disposition of debentures. In lieu of the foregoing, the holder may elect to amortize such premium, as an offset to interest accrued or received on debentures, using a constant yield method over the remaining term of debentures.

Conversion of Debentures Solely for Common Stock

If a holder converts debentures, and we deliver solely common stock in the conversion, a holder will generally not recognize gain or loss except to the extent of cash received in lieu of a fractional share of our common stock. A holder will generally recognize capital gain (except to the extent of accrued market discount not previously included in income as described above) or loss, for United States federal income tax purposes, equal to the difference between the amount of cash received and the adjusted tax basis in such fractional share. Such gain or loss will generally be long-term if the holder’s holding period in respect of debentures is more than one year. A holder’s tax basis in the common stock received upon conversion should generally equal such holder’s adjusted tax basis in debentures tendered in the conversion, less the tax basis allocated to any fractional share for which cash is received. A holder’s holding period in the common stock received upon conversion of debentures will generally include the holding period of debentures so converted.

Conversion of Debentures for Common Stock and Cash

If a holder converts debentures, and we deliver a combination of cash and common stock in satisfaction of our conversion obligation, a holder will generally not recognize loss, but will generally recognize capital gain (except to the extent of accrued market discount not previously included in income as described above), if any, on debentures so converted in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the common stock received upon the exchange plus cash received over the adjusted tax basis in debentures tendered in exchange therefor) or (ii) cash received. Such gain will generally be long-term if the holder’s holding period in respect of such debentures is more than one year. A holder’s tax basis in the common stock received should generally equal the adjusted tax basis in debentures tendered in exchange therefor, decreased by the cash received, and increased by an amount of gain recognized. A holder’s holding period in the common stock received upon conversion of debentures will generally include the holding period of debentures so converted.

Sale, Exchange, Conversion Solely for Cash, or other Disposition of Debentures or Common Stock

Upon the sale, exchange, conversion solely for cash, or other disposition of debentures (other than a conversion of debentures into our common stock, or our common stock and cash, as described above) or our common stock previously received pursuant to a conversion of debentures, a holder will generally recognize capital gain (except to the extent of accrued market discount not previously included in income as described above) or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such disposition and (ii) the holder’s adjusted tax basis in debentures or common stock previously received pursuant to a conversion of debentures. Such gain or loss will be long-term if the holder’s holding period in respect of such debentures is more than one year.

Conversion, Sale, or Other Disposition of Debentures—Amounts Received Attributable to Accrued But Unpaid Interest

Common stock, cash, or a combination thereof received upon a conversion, sale, or other disposition of debentures which is attributable to accrued but unpaid interest on debentures will be excluded from the amount realized upon such disposition. Any such cash or common stock received will be deemed to be a payment in respect of such accrued but unpaid interest and, in the case of a cash method holder, will be subject to tax as ordinary interest income upon receipt. The holder’s tax basis in any common stock received will be equal to the amount of the interest income attributable thereto and the holding period of the common stock will commence with the date of receipt.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be subject to tax as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of debentures, the conversion rate of debentures is increased, including any such adjustments pursuant to dividends paid or distributions made by us prior to July 20, 2007, such increase may be deemed to be the payment of a taxable dividend, for United States federal income tax purposes, to holders of debentures. For example, an increase in the conversion rate in the event of distributions of our debt instruments, or our assets, or an increase in the event of an extraordinary cash dividend, generally will result in deemed dividend treatment to holders of debentures, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not.

Distributions Paid on Common Stock

Cash distributions, if any, paid on our common stock generally will be treated as dividend income to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Cash distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction. Dividends received by certain noncorporate U.S. Holders, including individuals, will generally be subject to tax at the lower applicable capital gain rate, provided certain holding period requirements are satisfied.

Non-U.S. Holders

Interest

Payments of interest on debentures made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such holder is not a controlled foreign corporation that is related to us through stock ownership and (ii) the statement requirements set forth in section 871(h) or 881(c) of the Code are satisfied, as discussed below. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on a net income basis on interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

The statement requirement referred to in the preceding paragraph generally will be satisfied if the beneficial owner of debentures certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements.

Dividends and Constructive Dividends

Dividends paid or constructive dividends deemed paid (see “U.S. Holders—Constructive Dividends” above) to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an Internal Revenue Service Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Notwithstanding the above, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to (i) United States federal income tax on a net income basis on the receipt of a dividend or a constructive dividend that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax as described above.

Conversion of Debentures for Common Stock

Upon conversion of debentures solely for common stock, a Non-U.S. Holder will generally not be subject to United States federal income tax. See “—Sale, Exchange or Redemption of Debentures or Common Stock Received upon Conversion of Debentures” below, however, regarding the taxation of cash received, including cash received in lieu of a fractional share of common stock, upon a conversion. See “—Interest” above regarding the taxation of shares received in respect of accrued but unpaid interest on debentures.

Sale, Exchange or Redemption of Debentures or Common Stock Received Upon Conversion of Debentures

A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, a conversion of debentures for stock and cash, or other disposition of debentures or common stock received upon conversion of debentures (including the receipt of cash in lieu of a fractional share) unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met, or (iii) we are a “United States real property holding corporation” (a “USRPHC”) and, in the case of a disposition of our common stock, our common stock is not regularly traded on an established securities market at the time of disposition, and other conditions described below are not met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis and, if such Non-U.S. Holder is a corporation, may also be subject to the 30% United States branch profits tax described above.

Because for United States federal income tax purposes we believe that we are, and anticipate that we will likely continue to be a USRPHC, a Non-U.S. Holder could be subject to tax on any gain realized on a disposition of our debentures or common stock and to a 10% withholding tax (creditable against such tax liability) on the gross amount realized (“FIRPTA tax and withholding”). In the case of a disposition of our common stock, we believe that our common stock is presently “regularly traded” on an established securities market because it is traded on the Nasdaq National Market and is regularly quoted by brokers and/or dealers making a market in our common stock. If our common stock is regularly traded at the time of disposition, withholding generally will not be required and, provided that the Non-U.S. Holder is not otherwise subject to tax under clauses (i) or (ii) in the immediately preceding paragraph, a Non-U.S. Holder who did not own more than 5% of the value of our common stock, actually or constructively, at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, should not be subject to United States federal income tax on any gain realized on the disposition of our common stock. It is possible, however, that, because of our concentrated ownership, our common stock will not be considered regularly traded despite being quoted on the Nasdaq National Market and regularly quoted by market makers. As a result, a Non-U.S. Holder could be subject to FIRPTA tax and withholding on a disposition of our debentures or common stock.

Information Reporting and Backup Withholding

Information returns will be filed annually with the Internal Revenue Service and provided to each Non-U.S. Holder with respect to any payments on debentures or our common stock and the proceeds from their sale or other disposition that are subject to withholding tax or that are exempt from United States withholding tax pursuant to an income tax treaty or other reason. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation. Interest, dividends, or constructive dividends paid to a Non-U.S. Holder of debentures or common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed Internal Revenue Service Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of debentures or our common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of debentures or our common stock to or through a non-United States office of a non-United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a “United States related person”). In the case of the payment of the proceeds from the disposition of debentures or common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know otherwise.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, if any, if the Non-U.S. Holder provides, on a timely basis, the required information to the Internal Revenue Service.

SELLING SECURITYHOLDERS

The debentures were originally issued by us and sold by Deutsche Bank Securities and SG Cowen (the “initial purchasers”) in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the debentures listed below and the shares of common stock issued upon conversion of such debentures. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of debentures that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such debentures are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

The principal amounts of the debentures provided in the table below is based on information provided to us by each of the selling securityholders as of January 30, 2004, and the percentages are based on $250,000,000 principal amount at maturity of debentures outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion price of $23.00 per share.

Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its debentures in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in amendments to the registration statement or supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the debentures, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease.

The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the debentures or the shares of common stock issuable upon conversion of the debentures, we cannot estimate the amount of the debentures or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

Name of Selling Security Holder	Principal Amount at Maturity of Debentures Owned	Amount of Debentures Offered Hereby	Percentage of Debentures Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock That May Be Sold(1)(2)		Percentage of Common Stock Outstanding(3)
AIG DKR Soundshore Holdings Ltd.	840,000	840,000	0.3	36,521	36,521		0.04
AIG DKR Soundshore Opportunity Holding Fund Ltd.	1,079,000	1,079,000	0.4	46,912	46,912		0.06
AIG DKR Soundshore Strategic Holding Fund Ltd.	3,331,000	3,331,000	1.3	144,825	144,825		0.18
Akela Capital Master Fund, Ltd.	8,500,000	8,500,000	3.4	369,564	369,564		0.45
Arbitex Master Fund, L.P.	3,000,000	3,000,000	1.2	130,434	130,434		0.16
Argent Classic Convertible Arbitrage Fund, L.P.	600,000	600,000	0.2	26,086	26,086		0.03
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	1,200,000	1,200,000	0.5	52,173	52,173		0.06
Argent LowLev Convertible Arbitrage Fund LLCx	300,000	300,000	0.1	13,043	13,043		0.02
Argent LowLev Convertible Arbitrage Fund Ltd.	1,200,000	1,200,000	0.5	52,173	52,173		0.06
BAMCO, Inc., on behalf of its investment advisory clients	32,000,000	32,000,000	12.8	9,555,087	1,391,302		1.66
Barclays Global Investors Diversified Alpha Plus Funds c/o Forest Investment Management, LLC	150,000	150,000	*	6,521	6,521		**
BNP Paribas Equity Strategies, SNC	431,000	431,000	0.2	18,739	18,739		0.02
BP Amoco PLC Master Trust	848,000	848,000	0.3	36,869	36,869		0.04
Canyon Capital Arbitrage Master Fund, Ltd.	6,000,000	6,000,000	2.4	260,869	260,869		0.32
Canyon Value Realization Fund, L.P.	3,000,000	3,000,000	1.2	130,434	130,434		0.16
Canyon Value Realization Fund (Cayman), Ltd.	8,200,000	8,200,000	3.3	356,521	356,521		0.43
Canyon Value Realization Mac 18, Ltd. (RMF)	1,200,000	1,200,000	0.5	52,173	52,173		0.06
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	426,000	426,000	0.2	18,521	18,521		0.02
DBAG—LONDON	13,000,000	13,000,000	5.2	565,216	565,216		0.68
Deutsche Bank Securities Inc.	10,790,000	10,790,000	4.3	469,129	469,129		0.57
Durango Investments, L.P.	5,000,000	5,000,000	2.0	217,391	217,391		0.26
Equitec Group LLC	1,000,000	1,000,000	0.4	43,478	43,478		0.05
Forest Fulcrum Fund LP	937,000	937,000	0.4	40,739	40,739		0.05
Forest Global Convertible Fund, Ltd., Class A-5	2,475,000	2,475,000	1.0	107,608	107,608		0.13
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	750,000	750,000	0.3	32,608	32,608		0.04
GLG Global Convertible Fund	3,250,000	3,250,000	1.3	141,304	141,304		0.50
GLG Global Convertible UCITS Fund	1,250,000	1,250,000	0.5	54,347	54,347		0.07
GLG Market Neutral Fund	10,000,000	10,000,000	4.0	434,782	434,782		0.53
Grace Convertible Arbitrage Fund, Ltd.	5,000,000	5,000,000	2.0	217,391	217,391		0.26
Hotel Union & Hotel Industry of Hawaii Pension Plan	331,000	331,000	0.1	14,391	14,391		0.02
LLT Limited	300,000	300,000	0.1	13,043	13,043		0.02
Lyxor Master Fund	100,000	100,000	*	4,347	4,347		**
Lyxor/Forest Fund Ltd. c/o Forest Investment Management LLC	2,025,000	2,025,000	0.8	88,043	88,043		0.11
Marsico Capital Management, LLC	20,000,000	20,000,000	8.0	5,534,215	869,564		1.04
Morgan Stanley Convertible Securities Trust	530,000	530,000	0.2	23,043	23,043		0.03
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	4,675,000	4,675,000	1.9	203,260	203,260		0.25
Newport Alternative Income Fund	660,000	660,000	0.3	28,695	28,695		0.03
Nisswa Master Fund Ltd.	2,000,000	2,000,000	0.8	86,956	86,956		0.11
OIP Limited	1,800,000	1,800,000	0.7	78,260	78,260		0.09
Polygon Global Opportunities Master Fund	14,000,000	14,000,000	5.6	608,694	608,694		0.73
RBC Alternative Assets LP c/o Forest Investment Management LLC	97,000	97,000	*	4,217	4,217		**
Relay 11 Holdings Co. c/o Forest Investment Management LLC	225,000	225,000	*	9,782	9,782		0.01
Silvercreek II Limited	1,930,000	1,930,000	0.8	83,912	83,912		0.10
Silvercreek Limited Partnership	4,110,000	4,110,000	1.6	178,695	178,695		0.22
Singlehedge U.S. Convertible Arbitrage Fund	82,000	82,000	*	3,565	3,565		**
Sphinx Convertible Arb Fund SPC	304,000	304,000	0.1	13,217	13,217		0.02
Sphinx Convertible Arbitrage SPC c/o Forest Investment Management LLC	113,000	113,000	*	4,913	4,913		**
SSI Blended Market Neutral L.P.	530,000	530,000	0.2	23,043	23,043		0.03
SSI Hedged Convertible Market Neutral L.P.	878,000	878,000	0.4	38,173	38,173		0.05
Sturgeon Limited	61,000	61,000	*	2,652	2,652		**
Sunrise Partners Limited Partnership	23,000,000	23,000,000	9.2	999,998	999,998		1.20
Tempo Master Fund, LP	8,000,000	8,000,000	3.2	347,825	347,825		0.42
Tribeca Investments Ltd.	9,500,000	9,500,000	3.8	413,042	413,042		0.50
Univest Convertible Arbitrage Fund c/o Forest Investment Management LLC	53,000	53,000	*	2,304	2,304		**
Viacom Inc. Pension Plan Master Trust	29,000	29,000	*	1,260	1,260		**
Xavex Convertible Arbitrage 10 Fund	200,000	200,000	*	8,695	8,695		0.01
Xavex Convertible Arbitrage 4 Fund c/o Forest Investment Management L.L.C.	150,000	150,000	*	6,521	6,521		**
Zurich Institutional Benchmark Master Fund LTD	100,000	100,000	*	4,347	4,347		**
Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Management LLC	225,000	225,000	*	9,782	9,782		0.01
Zurich Institutional Benchmarks Master Fund Ltd.	2,080,000	2,080,000	0.8	90,434	90,434		0.11
All other holders of debentures or future transferees, pledgees, donees, assignees, or successors of any such holders(2)(4)	26,155,000	26,155,000	10.5	1,137,172	1,137,172		1.36

Total	$250,000,000	$250,000,000	100.0%	23,697,986	10,869,550	(5)	11.66	(6)

*	Represents less than 0.1% of the Debentures outstanding.
**	Represents less than 0.01%.

(1)	Assumes conversion of all of the holder’s debentures at a conversion rate of 43.4782 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under “Description of the Debentures—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.
(2)	Assumes that any other holders of the debentures or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the debentures, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.
(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 82,351,957 common shares outstanding as of November 12, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s debentures, but we did not assume conversion of any other holder’s debentures.
(4)	Information about other selling shareholders will be set forth in prospectus supplements, if required.
(5)	Represents the number of shares of common stock into which $250,000,000 of debentures would be convertible at the conversion rate described in footnote (1) above.
(6)	Represents the amount that the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of September 30, 2003, plus the 10,869,550 shares of common stock into which the $250,000,000 debentures are convertible.

PLAN OF DISTRIBUTION

The debentures and the underlying common stock are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the debentures or the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the debentures and the underlying common stock. However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the debentures and the common stock into which the debentures are convertible from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the debentures and the common stock into which the debentures are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the debentures and the common stock into which the debentures are convertible to close out such short positions, or loan or pledge the debentures and the common stock into which the debentures are convertible to broker-dealers that in turn may sell such securities.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any debentures and the common stock into which the debentures are convertible through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the debentures and the common stock into which the debentures are convertible, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of debentures and the common stock into which the debentures are convertible and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the debentures and the common stock into which the debentures are convertible, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debentures and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures or the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the debentures or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell debentures or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the debentures or the underlying common stock by other means not described in this prospectus. Any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the debentures and the common stock into which the debentures are convertible may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the debentures or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the common stock into which the debentures are convertible by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the common stock into which the debentures are convertible to engage in market-making activities with respect to the particular debentures and the common stock into which the debentures are convertible being distributed. All of the above may affect the marketability of the debentures and the common stock into which the debentures are convertible and the ability of any person or entity to engage in market-making activities with respect to the debentures and the common stock into which the debentures are convertible.

Under the securities laws of certain states, the debentures and the common stock into which the debentures are convertible may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the debentures and the common stock into which the debentures are convertible may not be sold unless the debentures and the common stock into which the debentures are convertible have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. If the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. See “Description of Debentures—Registration Rights.”

LEGAL MATTERS

Certain legal matters regarding the debentures will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP (and affiliated partnerships), Los Angeles, California. Certain matters of Nevada law, including the validity of the common stock offered hereby, will be passed upon for us by Schreck Brignone, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Wynn Resorts’ Amendment No. 1 to its Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report makes reference to a revision to reflect restricted cash and investments as non-current assets), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the Registrant in connection with the registration and sale of the securities being registered hereby. All of such fees and expenses, except the SEC registration fee are estimated.

SEC Registration Fee	$20,225
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$75,000
Printing Expenses	$30,000
Miscellaneous	$9,775
Total	$145,000

Item 15.	Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Wynn Resorts’ bylaws provide that it will indemnify its directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. In addition, Wynn Resorts has entered into separate indemnification agreements with its directors and officers that require Wynn Resorts, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. Wynn Resorts also intends to maintain director and officer liability insurance, if available on reasonable terms.

Item 16.	Exhibits

Exhibit No.	Description

4.1	Second Amended and Restated Articles of Incorporation of Wynn Resorts, Limited. (1)

4.2	Third Amended and Restated Bylaws of Wynn Resorts, Limited, as amended. (2)

4.3	Indenture, dated as of July 7, 2003, governing the 6% Convertible Subordinated Debentures due 2015 by and among Wynn Resorts, Limited, as obligor, Wynn Resorts Funding, LLC, as guarantor and U.S. National Bank Association, as Trustee (including the Form of 6% Convertible Subordinated Debenture due 2015 and Form of Notation of Guarantee). (3)

4.4	Registration Rights Agreement, dated as of July 7, 2003, by and among Wynn Resorts, Limited, Wynn Resorts Funding, LLC, Deutsche Bank Securities Inc. and SG Cowen Securities Corporation. (3)

4.5	Collateral Pledge and Security Agreement, dated as of July 7, 2003, by and between Wynn Resorts Funding, LLC, as the pledgor, and U.S. Bank National Association, as collateral agent and trustee. (3)

4.6	Supplement No. 1, dated as of July 30, 2003, to the Collateral Pledge and Security Agreement dated as of July 7, 2003, by and between Wynn Resorts Funding, LLC, as pledgor and U.S. Bank National Association, as collateral agent and trustee. (3)

4.7	Pledge and Security Agreement, dated as of July 7, 2003, by and between Wynn Resorts, Limited, as pledgor, and U.S. Bank National Association, as trustee and collateral agent. (3)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (4)

5.2	Opinion of Schreck Brignone (4)

12	Statement re: Computation of Ratio of Earnings to Fixed Charges (4)

* 23.1	Consent of Independent Accountant

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1) (4)

23.3	Consent of Schreck Brignone (included in Exhibit 5.2) (4)

24.1	Powers of Attorney of officers and directors of Wynn Resorts, Limited (included on signature page of this Registration Statement) (4)

24.2	Powers of Attorney of officers of manager of Wynn Resorts Funding, LLC (included on the signature page of this Registration Statement) (4)

* 25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, trustee under the Indenture.

*	Filed herewith.
(1)	Previously filed with Amendment No. 4 to the Form S-1 filed by Wynn Resorts, Limited on October 7, 2002 (File No. 333-90600).
(2)	Previously filed with the Quarterly Report on Form 10-Q filed by Wynn Resorts, Limited on December 9, 2002.
(3)	Previously filed with the Quarterly Report on Form 10-Q filed by Wynn Resorts, Limited on August 14, 2003.
(4)	Previously filed with the Form S-3 filed by the Registrants on December 10, 2003 (File No. 333-111064).

Item 17.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15—Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, State of Nevada, on this 2nd day of February, 2004.

WYNN RESORTS, LIMITED

By:	/s/ STEPHEN A. WYNN
Stephen A. Wynn Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on February 2, 2004.

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

* John Strzemp	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

* Kazuo Okada	Director

* Ronald J. Kramer	Director

* Robert J. Miller	Director

* John A. Moran	Director

* Alvin V. Shoemaker	Director

* D. Boone Wayson	Director

* Elaine P. Wynn	Director

* Stanley R. Zax	Director

* Allan Zeman	Director

*By:	/s/ MARC H. RUBINSTEIN

Marc H. Rubinstein Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, State of Nevada, on this 2nd day of February, 2004.

WYNN RESORTS FUNDING, LLC

By:	Wynn Resorts, Limited, its member

By:	/s/ STEPHEN A. WYNN
Stephen A. Wynn Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on February 2, 2004.

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of the Board, Chief Executive Officer and Director of Registrant’s member Wynn Resorts, Limited (Principal Executive Officer)

* John Strzemp	Executive Vice President, Chief Financial Officer and Treasurer of Registrant’s member Wynn Resorts, Limited (Principal Financial and Accounting Officer)

*By:	/s/ STEPHEN A. WYNN

Stephen A. Wynn Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Articles of Incorporation of Wynn Resorts, Limited. (1)

4.2	Third Amended and Restated Bylaws of Wynn Resorts, Limited, as amended. (2)

4.3	Indenture, dated as of July 7, 2003, governing the 6% Convertible Subordinated Debentures due 2015 by and among Wynn Resorts, Limited, as obligor, Wynn Resorts Funding, LLC, as guarantor and U.S. National Bank Association, as Trustee (including the Form of 6% Convertible Subordinated Debenture due 2015 and Form of Notation of Guarantee). (3)

4.4	Registration Rights Agreement, dated as of July 7, 2003, by and among Wynn Resorts, Limited, Wynn Resorts Funding, LLC, Deutsche Bank Securities Inc. and SG Cowen Securities Corporation. (3)

4.5	Collateral Pledge and Security Agreement, dated as of July 7, 2003, by and between Wynn Resorts Funding, LLC, as the pledgor, and U.S. Bank National Association, as collateral agent and trustee. (3)

4.6	Supplement No. 1, dated as of July 30, 2003, to the Collateral Pledge and Security Agreement dated as of July 7, 2003, by and between Wynn Resorts Funding, LLC, as pledgor and U.S. Bank National Association, as collateral agent and trustee. (3)

4.7	Pledge and Security Agreement, dated as of July 7, 2003, by and between Wynn Resorts, Limited, as pledgor, and U.S. Bank National Association, as trustee and collateral agent. (3)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (4)

5.2	Opinion of Schreck Brignone (4)

12	Statement re: Computation of Ratio of Earnings to Fixed Charges (4)

* 23.1	Consent of Independent Accountant

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1) (4)

23.3	Consent of Schreck Brignone (included in Exhibit 5.2) (4)

24.1	Powers of Attorney of officers and directors of Wynn Resorts, Limited (included on signature page of this Registration Statement) (4)

24.2	Powers of Attorney of officers of manager of Wynn Resorts Funding, LLC (included on the signature page of this Registration Statement) (4)

* 25	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, trustee under the Indenture.

*	Filed herewith.
(1)	Previously filed with Amendment No. 4 to the Form S-1 filed by Wynn Resorts, Limited on October 7, 2002 (File No. 333-90600).
(2)	Previously filed with the Quarterly Report on Form 10-Q filed by Wynn Resorts, Limited on December 9, 2002.
(3)	Previously filed with the Quarterly Report on Form 10-Q filed by Wynn Resorts, Limited on August 14, 2003.
(4)	Previously filed with the Form S-3 filed by the Registrants on December 10, 2003 (File No. 333-111064).